UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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NOW Inc.

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NOW INC.

7402 N. Eldridge Parkway

Houston, Texas 77041

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 27, 2015

DATE:	Wednesday, May 27, 2015
TIME:	10:00 a.m. (Houston time)
PLACE:	DistributionNOW
7402 N. Eldridge Parkway
Houston, Texas 77041

The 2015 annual meeting of stockholders of NOW Inc. will be held at the Company’s corporate headquarters located at 7402 N. Eldridge Parkway, Houston, Texas on Wednesday, May 27, 2015, at 10:00 a.m. local time, for the following purposes:

•	To elect three directors to hold office for a three-year term;

•	To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2015;

•	To consider and act upon an advisory proposal to approve the compensation of our named executive officers;

•	To consider and act upon an advisory proposal regarding the frequency of the advisory vote on named executive officer compensation;

•	To consider and vote on the approval of the NOW Inc. Annual Cash Incentive Plan for Executive Officers; and

•	To consider and act upon any other matters that may properly come before the annual meeting or any postponement or adjournment thereof.

The Board of Directors recommends that you vote “FOR” the election of the three nominees for director (Proposal 1), “FOR” the proposal to ratify the appointment of Ernst & Young LLP as Independent Auditors of the Company for 2015 (Proposal 2), “FOR” the approval of the compensation of our named executive officers (Proposal 3) and “FOR” the proposal to approve the NOW Inc. Annual Cash Incentive Plan for Executive Officers (Proposal 5).

The Board of Directors recommends that the advisory vote on named executive officer compensation be conducted on an annual basis (Proposal 4).

The Board of Directors has set April 9, 2015 as the record date for the annual meeting of the stockholders (“Annual Meeting”). If you were a stockholder of record at the close of business on April 9, 2015, you are entitled to vote at the Annual Meeting. A complete list of these stockholders will be available for examination at the Annual Meeting and during ordinary business hours at our offices at 7402 N. Eldridge Parkway, Houston, Texas 77041 for a period of ten days prior to the Annual Meeting.

You are cordially invited to join us at the Annual Meeting. However, to ensure your representation, we request that you return your signed proxy card at your earliest convenience, whether or not you plan to attend the Annual Meeting. You may revoke your proxy at any time if you wish to attend and vote in person.

By Order of the Board of Directors

/s/ Raymond Chang

Raymond Chang
Vice President, General Counsel and Secretary

Houston, Texas

April 17, 2015

NOW INC.

7402 N. Eldridge Parkway

Houston, Texas 77041

PROXY STATEMENT

Except as otherwise specifically noted in this Proxy Statement, “NOW”, the “Company,” “we,” “our,” “us,” and similar words in this Proxy Statement refer to NOW Inc.

ANNUAL MEETING:	Date: Wednesday, May 27, 2015 Time: 10:00 a.m. (Houston time) Place: DistributionNOW 7402 N. Eldridge Parkway Houston, Texas 77041

AGENDA:

Proposal 1: To elect three nominees as directors of the Company for a term of three years.

Proposal 2: To ratify the appointment of Ernst & Young LLP as independent auditors of the Company.

Proposal 3: To approve, on an advisory basis, the compensation of our named executive officers.

Proposal 4: To recommend a frequency for the advisory vote on named executive officer compensation.

Proposal 5: To approve the NOW Inc. Annual Cash Incentive Plan for Executive Officers.

The Board of Directors recommends that you vote “FOR” the election of the three nominees for director (Proposal 1), “FOR” the proposal to ratify the appointment of Ernst & Young LLP as Independent Auditors of the Company for 2015 (Proposal 2), “FOR” the approval of the compensation of our named executive officers (Proposal 3) and “FOR” the proposal to approve the NOW Inc. Annual Cash Incentive Plan for Executive Officers (Proposal 5).

The Board of Directors recommends that the advisory vote on named executive officer compensation be conducted on an annual basis (Proposal 4).

RECORD DATE/ WHO CAN VOTE:	All stockholders of record at the close of business on April 9, 2015 are entitled to vote. The only class of securities entitled to vote at the Annual Meeting is NOW common stock. Holders of NOW common stock are entitled to one vote per share at the Annual Meeting.

PROXIES SOLICITED BY:	Your vote and proxy is being solicited by the Board of Directors for use at the Annual Meeting. This Proxy Statement and enclosed proxy card is being sent on behalf of the Board of Directors to all stockholders beginning on or about April 17, 2015. By completing, signing and returning your proxy card, you will authorize the persons named on the proxy card to vote your shares according to your instructions.

PROXIES:	If your properly executed proxy does not indicate how you wish to vote your common stock, the persons named on the proxy card will vote FOR election of the three nominees for director (Proposal 1), FOR the ratification of the appointment of Ernst & Young LLP as independent auditors (Proposal 2), FOR the approval of the compensation of our named executive officers (Proposal 3), FOR the frequency of the advisory vote on named executive officer compensation to be on an annual basis (Proposal 4), and FOR the approval of the NOW Inc. Annual Cash Incentive Plan for Executive Officers (Proposal 5).

REVOKING YOUR PROXY:	You can revoke your proxy at any time prior to the time that the vote is taken at the meeting by: (i) filing a written notice revoking your proxy; (ii) filing another proxy bearing a later date; or (iii) casting your vote in person at the Annual Meeting. Your last vote will be the vote that is counted.

QUORUM:	As of April 9, 2015, there were 109,329,010 shares of NOW common stock issued and outstanding. The holders of these shares have the right to cast one vote for each share held by them. The presence, in person or by proxy, of stockholders entitled to cast at least 54,664,506 votes constitutes a quorum for adopting the proposals at the Annual Meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining a quorum, as will broker non-votes. A broker non-vote occurs when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given. If you have properly signed and returned your proxy card by mail, you will be considered part of the quorum, and the persons named on the proxy card will vote your shares as you have instructed them.

VOTE REQUIRED FOR APPROVAL:	For the proposal to elect the three director nominees (Proposal 1), our bylaws require that each director nominee be elected by the majority of votes cast with respect to such nominee (i.e., the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). For additional information regarding our majority voting policy, see page 9 of the proxy statement. You cannot abstain in the election of directors and broker non-votes are not counted. Brokers are not permitted to vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

Approval of the proposal to ratify the appointment of Ernst & Young LLP as independent auditors (Proposal 2), the proposal to approve the compensation of our named executive officers (Proposal 3), and the proposal to approve the NOW Inc. Annual Cash Incentive Plan for Executive Officers (Proposal 5), will require the affirmative vote of a majority of the shares of our common stock entitled to vote and present in person or by proxy. An abstention will have the same effect as a vote “against” such proposal. With respect to Proposals 3 and 5, brokers are not permitted to vote your shares in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

For the frequency of the advisory vote on executive officer compensation (Proposal 4), stockholders will be able to cast their votes on whether to hold say-on-pay votes every one, two or three years. The choice which receives the highest number of votes will be deemed the choice of the stockholders. With respect to Proposal 4, brokers are not permitted to vote your shares on the frequency of the advisory vote on compensation of our named executive officers in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

MULTIPLE PROXY CARDS:	If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all of your shares are voted.

HOUSEHOLDING:

The U.S. Securities and Exchange Commission, or SEC, has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a copy of these materials, other than the Proxy Card, to those stockholders. This process, which is commonly referred to as “householding,” can mean extra convenience for stockholders and cost savings for the Company. Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record. Through householding, stockholders of record who have the same address and last name will receive only one copy of our Proxy Statement and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate Proxy Cards. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of Proxy Statements and Annual Reports, or if you hold stock in more than one account and wish to receive only a single copy of the Proxy Statement or Annual Report for your household, please contact Broadridge Householding Department, in writing, at 51 Mercedes Way, Edgewood, New York 11717, or by phone at (800) 542-1061. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and Annual Report, please notify your broker if you are a beneficial stockholder.

COST OF PROXY SOLICITATION:	We have retained InvestorCom, Inc. to solicit proxies from our stockholders at an estimated fee of $5,500, plus expenses. This fee does not include the costs of preparing, printing, assembling, delivering and mailing the Proxy Statement. The Company will pay for the cost of soliciting proxies. Some of our directors, officers and employees may also solicit proxies personally, without any additional compensation, by telephone or mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be

Held on Wednesday, May 27, 2015.

The Company’s 2015 Proxy Statement and the Annual Report to Stockholders for the year ended 2014 are also available at:

http://www.proxyvote.com

For directions to the Annual Meeting, please contact investor relations at 281-823-4700.

PLEASE VOTE — YOUR VOTE IS IMPORTANT

ELECTION OF DIRECTORS

PROPOSAL NO. 1 ON THE PROXY CARD

The Board of Directors of NOW Inc. (the “Board”) is divided into three classes, each class serving a term of three years. Directors whose terms expire this year include: Terry Bonno, Galen Cobb, and James Crandell.

Terry Bonno, Galen Cobb, and James Crandell are nominees for directors for a three-year term expiring at the Annual Meeting in 2018, or when their successors are elected and qualified. We believe each of the nominees will be able to serve if elected. However, if any nominee is unable to serve, the remaining members of the Board have authority to nominate another person, elect a substitute, or reduce the size of the Board. Directors whose terms expire in 2016 and 2017 will continue to serve in accordance with their prior election or appointment. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Vote Required for Approval

NOW’s Bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. Whether an election is contested or not is determined as of a date that is 14 days in advance of when we file our definitive proxy statement with the SEC. This year’s election was determined to be an uncontested election, and the majority vote standard will apply. If a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws and Corporate Governance Guidelines, each director must submit an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected through a majority vote. In that situation, the Nominating/Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board will act on the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the annual meeting, Delaware law provides that the nominee does not serve on the Board as a “holdover director.” In 2015, all director nominees are currently serving on the Board.

Brokers are not permitted to vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

Information Regarding Nominees for Director for Terms Expiring in 2015:

Name	Age	Expiration Date of Current Term	Biography	Year First Became Director
Terry Bonno	57	2015	Ms. Bonno has been a director of the Company since May 2014. Ms. Bonno has served as a Senior Vice President of Marketing for Transocean Ltd since 2011 and Vice President Marketing since 2008 with oversight of Transocean’s marketing in 14 countries. Additionally, her role included managing Turnkey/Project Management Organization (Applied Drilling Technology UK) from 2013 until its recent disposition and sale to private equity. Prior to this role she served in various Director and Management roles at Transocean Ltd leading the Marketing and Contracts efforts for West Africa and the Americas from 2001 until 2008. Prior to being acquired by Transocean Ltd., she served in a Director Marketing and Contracts role for Turnkey Drilling with RBFalcon and Global Marine (a wholly owned subsidiary of Applied Drilling Technology Inc. (ADTI)) from 1993 until 2001. During her time with Global Marine from 1982 to 1999 she served in various Accounting Management roles.	2014

Galen Cobb	61	2015	Mr. Cobb has been a director of the Company since May 2014. Mr. Cobb has served as Vice President Industry Relations for Halliburton since 2002, and is responsible for Halliburton’s industry relations global activities, energy trade policy issues, executive client relations, and trade organization oversight. He has worked for Halliburton for over thirty-nine years serving in various executive management positions in operations, marketing, sales and business development. From 1991 to 1994, he was Director CIS and China with oversight in establishing Halliburton’s presence and operations in these emerging markets. Later he was named Director Executive Sales and Business Development with expanded responsibilities for the worldwide development and promotion of Halliburton’s services and products.	2014

Name	Age	Expiration Date of Current Term	Biography	Year First Became Director
James Crandell	61	2015	Mr. Crandell has been a director of the Company since May 2014. Mr. Crandell has served as Managing Director of Cowen and Company since 2013. Mr. Crandell served as Managing Director of Dahlman Rose from 2011 until its acquisition by Cowen and Company in 2013. Previously, he served as Managing Director at Barclays Capital plc from 2008 until 2011. Mr. Crandell was Managing Director for Lehman Brothers starting in 1999 until its acquisition by Barclays Capital in 2008. From 1981 until 1998, he held various posts at Salomon Brothers, including managing director, senior oil services analyst and director of U.S. equity research, before his promotion to global coordinator of equity research in 1994. Mr. Crandell has more than 30 years of experience as a Wall Street analyst focusing on oilfield services & equipment.	2014

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE

ELECTION OF THE THREE NOMINEES FOR DIRECTOR.

Information Regarding Continuing Directors:

Name	Age	Expiration Date of Current Term	Biography	Year First Became Director
Richard Alario	60	2017	Mr. Alario has been a director of the Company since May 2014. Mr. Alario has served as Chairman of the Board, President and Chief Executive Officer of Key Energy Services, Inc., a provider of a complete range of well intervention services, since 2004. Prior to joining Key Energy Services, Mr. Alario was employed by BJ Services Company, an oilfield services company, where he served as Vice President from 2002 after OSCA, Inc. was acquired by BJ Services. Prior to joining BJ Services, Mr. Alario had over 21 years of service in various capacities with OSCA, an oilfield services company, most recently having served as its Executive Vice President. He currently serves as ex-officio chairman, director and executive committee member of the National Ocean Industries Association. He is also a director of Kirby Corporation.	2014

Rodney Eads	64	2017	Mr. Eads has been a director of the Company since May 2014. Mr. Eads has served as President of Eads Holdings, LLC, a wholly owned private investment firm since 2009. Mr. Eads previously served as Chief Operating Officer and Executive Vice President of Pride International Inc. from 2006 until 2009, where he was responsible for its worldwide offshore operations and South American and Eastern Hemisphere land assets. He served as Senior Vice President of Worldwide Operations for Diamond Offshore Drilling Inc. from 1997 until 2006. From 1977 to 1997, he served in several executive and operations management positions with Exxon Corporation, primarily in international assignments.	2014

Michael Frazier	65	2016	Mr. Frazier has been a director of the Company since May 2014. Mr. Frazier has been with Simmons & Company International, an independent investment bank specializing in the energy industry, since 1992. In 2002 and 2005, he was appointed President and Chief Executive Officer of Simmons, respectively, and in 2009 appointed Chairman. Mr. Frazier serves on the boards of both Simmons & Company International and Simmons & Company International Limited. He also serves on the board of Energy Opportunities Capital Management. Prior to joining Simmons, Mr. Frazier was actively involved in the exploration and production of oil and gas as an independent operator.	2014

Name	Age	Expiration Date of Current Term	Biography	Year First Became Director
Merrill Miller, Jr.	64	2017	Mr. Miller has been a director of the Company and its Chairman of the Board since May 2014. Mr. Miller was elected Executive Chairman of the Company in February 2014. Mr. Miller served as a director of National Oilwell Varco from May 2001, and Chairman of its Board from July 2005, until the Company’s spin-off from National Oilwell Varco in May 2014. Mr. Miller served as Executive Chairman of National Oilwell Varco from February 2014 until May 2014. He also served as Chief Executive Officer of National Oilwell Varco from May 2001 until February 2014, and as President from November 2000 until December 2012. Mr. Miller serves as a director of Chesapeake Energy Corporation, a company engaged in the development, acquisition, production, exploration, and marketing of onshore oil and natural gas properties in the United States. Mr. Miller is also on the board of directors of Transocean Ltd., a company that provides offshore contract drilling services for energy companies.	2014

J. Wayne Richards	55	2016	Mr. Richards has been a director of the Company since May 2014. Mr. Richards has served as President and Chief Executive Officer of GR Energy Services, Inc., an oilfield products and services company focused primarily on onshore production and downhole completion services in North America, since 2013. Previously, he was President and Chief Executive Officer of Global Oilfield Services, a privately held oilfield products and services company focused on the artificial lift sector, from 2008 until 2011 when it was purchased by Halliburton. Mr. Richards served as Vice President of Artificial Lift for Halliburton from 2011 to 2013. Earlier in his career, Mr. Richards spent 25 years in various senior operational and sales and marketing positions at Schlumberger.	2014

Robert Workman	46	2016	Mr. Workman has been a director of the Company since May 2014. Mr. Workman was elected President and Chief Executive Officer of the Company in February 2014. Mr. Workman served as National Oilwell Varco’s President – Distribution Services from January 2001 until the Company’s spin-off in May 2014. He previously served National Oilwell Varco starting in 1991 in various managerial positions with the distribution business group. He also previously served as the Chairman of the Petroleum Equipment Suppliers Association.	2014

COMMITTEES AND MEETINGS OF THE BOARD

Committees

The Board of Directors appoints committees to help carry out its duties. The Board of Directors has the following standing committees: Audit, Compensation, and Nominating/Corporate Governance. Last year, the Board of Directors met 2 times and the committees met a total of 7 times. Mr. Miller and Mr. Workman do not serve on any committees. The following table sets forth the committees of the Board of Directors and their members as of the date of this proxy statement, as well as the number of meetings each committee held during 2014:

Director	Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee
Merrill Miller, Jr.
Robert Workman
Richard Alario		+	•
Terry Bonno	•
Galen Cobb	•
James Crandell		•	•
Rodney Eads	+
Michael Frazier		•	+
J. Wayne Richards	•
Number of Meetings Held in 2014	4	2	1

(+)	Denotes Chair

Attendance at Meetings

Each incumbent director attended at least 75% of the meetings of the Board and committees of which that director was a member.

Audit Committee

Messrs. Eads (Chairman), Cobb, Richards and Ms. Bonno are the current members of the Audit Committee. All members of this committee are “independent” within the meaning of the rules governing audit committees by the New York Stock Exchange, or NYSE.

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	monitor the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, and disclosure controls and procedures;

•	select and appoint the Company’s independent auditors, pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to the Company by the Company’s independent auditors, and establish the fees and other compensation to be paid to the independent auditors;

•	monitor the independence and performance of the Company’s independent auditors and internal audit function;

•	establish procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure or auditing matters, and provide an avenue of communication among the independent auditors, management, the internal audit function and the Board of Directors;

•	prepare an audit committee report as required by the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement; and

•	monitor the Company’s compliance with legal and regulatory requirements.

A copy of the Audit Committee Charter is available on the Company’s website, www.distributionnow.com, under the Investor Relations/Corporate Governance section.

Audit Committee Financial Expert

The Board of Directors has determined that all members of the Audit Committee meet the NYSE standard of having accounting or related financial management expertise and meet the SEC’s criteria of an Audit Committee Financial Expert.

Compensation Committee

Messrs. Alario (Chairman), Crandell and Frazier are the current members of the Compensation Committee. All members of the Compensation Committee are independent as defined by the applicable NYSE listing standards.

The Compensation Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	discharge the Board’s responsibilities relating to compensation of the Company’s directors and executive officers;

•	approve and evaluate all compensation of directors and executive officers, including salaries, bonuses, and compensation plans, policies and programs of the Company; and

•	administer all plans of the Company under which shares of common stock may be acquired by directors or executive officers of the Company.

A copy of the Compensation Committee Charter is available on the Company’s website, www.distributionnow.com, under the Investor Relations/Corporate Governance section.

Compensation Committee Interlocks and Insider Participation. Messrs. Alario, Crandell, and Frazier served on the Compensation Committee during 2014. None of these members is a former or current officer or employee of the Company or any of its subsidiaries, is involved in a relationship requiring disclosure as an interlocking executive officer/director, or had any relationship requiring disclosure under Item 404 of Regulation S-K.

Nominating/Corporate Governance Committee

Messrs. Frazier (Chairman), Alario and Crandell are the current members of the Nominating/Corporate Governance Committee. All members of the Nominating/Corporate Governance Committee are independent as defined by the applicable NYSE listing standards.

The Nominating/Corporate Governance Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	ensure that the Board and its committees are appropriately constituted so that the Board and directors may effectively meet their fiduciary obligations to stockholders and the Company;

•	identify individuals qualified to become Board members and recommend to the Board director nominees for each annual meeting of stockholders and candidates to fill vacancies in the Board;

•	recommend to the Board annually the directors to be appointed to Board committees;

•	monitor, review, and recommend, when necessary, any changes to the Corporate Governance Guidelines; and

•	monitor and evaluate annually the effectiveness of the Board and management of the Company, including their effectiveness in implementing the policies and principles of the Corporate Governance Guidelines.

A copy of the Nominating/Corporate Governance Committee Charter is available on the Company’s website, www.distributionnow.com, under the Investor Relations/Corporate Governance section.

BOARD OF DIRECTORS

Director Nomination Process and Diversity Considerations

The Nominating/Corporate Governance Committee has the responsibility of identifying candidates for election as directors, reviewing background information relating to candidates for director, and recommending to the Board of Directors nominees for directors to be submitted to stockholders for election. It is the policy of the Committee to consider director candidates recommended by stockholders. Nominees to be evaluated by the Nominating/Corporate Governance Committee are selected by the Committee from candidates recommended by multiple sources, including other directors, management, stockholders, and candidates identified by independent search firms (which firms may be paid by the Company for their services), all of whom will be evaluated based on the same criteria. As of April 9, 2015, we had not received any recommendations from stockholders for potential director candidates. All of the current nominees for director are standing members of the Board that are proposed by the entire Board for re-election. Written suggestions for nominees should be sent to the Secretary of the Company at the address listed below.

The Board of Directors believes that nominees should reflect the following characteristics:

•	have a reputation for integrity, honesty, candor, fairness and discretion;

•	be knowledgeable, or willing to become so quickly, in the critical aspects of the Company’s businesses and operations;

•	be experienced and skillful in serving as a competent overseer of, and trusted advisor to, the senior management of at least one substantial enterprise; and

•	have a range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the full scope of the Company’s operations and interests.

The Board considers diversity in identifying nominees for director. The Board seeks to achieve a mix of directors that represents a diversity of background and experience, including with respect to gender and race. The Board considers diversity in a variety of different ways and in a fairly expansive manner. The Board not only considers diversity concepts such as race and gender, but also diversity in the sense of differences in viewpoint, professional experience, education, skill and other qualities and attributes that contribute to board heterogeneity. Also considered as part of the diversity analysis is whether the individual has work experience in the Company’s industry, or in the broader energy or industrial market. The Company believes the Board benefits from different viewpoints and experiences by having a mix of members of the Board who have experience in its industry and those who do not have such experience.

The Nominating/Corporate Governance Committee reviews Board composition annually to ensure that the Board reflects the knowledge, experience, skills, expertise, and diversity required for the Board to fulfill its duties. There are currently no directorship vacancies to be filled on the Board. If and when the need arises for the Company to add a new director to the Board, the Nominating/Corporate Governance Committee will take every reasonable step to ensure that diverse candidates (including, without limitation, women and minority candidates) are in the pool from which nominees are chosen and strive to obtain diverse candidates by searching in traditional corporate environments, as well as government, academia, and non-profit organizations.

Director Qualifications

The Company believes that each member of its Board of Directors possess the basic attributes of being a director of the Company, namely having a reputation for integrity, honesty, candor, fairness and discretion. Each director has also become knowledgeable in major aspects of the Company’s business and operations, which has allowed the Board to provide better oversight functions to the Company. In addition to the experience, qualifications and skills of each director set forth in their biographies starting on page 10 of this proxy statement, the Company also considered the following factors in determining that the board member should serve on the Board:

Mr. Alario has served as the chief executive officer, president, and chairman of the board of a publicly traded company for the past 11 years. Mr. Alario has extensive experience in the oil service business, having worked in that industry for over 30 years. Mr. Alario has gained valuable board experience from his tenure as a director of Kirby Corporation, including from his service on its audit committee and as the chairman of its nominating/corporate governance committee. Through service in these roles, Mr. Alario has gained extensive experience in assessing the risks associated with various energy industry cycles.

Ms. Bonno provides valuable service and experience to the Audit Committee, due to her past and current experience serving on the financial committee, enterprise risk management committee, and disclosure committee at Transocean Ltd. Ms. Bonno has extensive experience in the oil service industry and a background in accounting with approximately 30 years of being a certified public accountant and experience overseeing the Sox Compliance Global Marketing Function. Ms. Bonno has dealt with all facets of potential risk areas for a global energy company and brings that experience and perspective to the Board.

Mr. Cobb provides valuable service and experience to the Audit Committee, due to his over 39 years of serving in various management positions for Halliburton. Mr. Cobb has developed experience and expertise in warehouse management and distribution, international operations, especially in emerging markets, as well as marketing and business development in a large corporate environment. As a result of this extensive experience, Mr. Cobb is very familiar with the strategic and project planning processes that impact the Company’s business and continued development for growth.

Mr. Crandell has over 30 years of experience as a Wall Street analyst focusing on oilfield services and equipment. He has held positions of increasing importance at multiple investment firms, including serving as managing director of global oilfield services equity research. Given Mr. Crandell’s extensive experience as an analyst covering the oilfield services sector, he is able to provide the Company useful and impactful information from a shareholder perspective. As such, Mr. Crandell’s experience as an analyst of the energy industry helps provide a different perspective for the Company.

Mr. Eads provides valuable service and experience to the Audit Committee, due to his MBA degree and 40 years of experience in the energy industry and in his previous roles in senior executive management where he worked to help mitigate risk. Mr. Eads’ significant international experience and deep expertise in drilling, supply chain management and construction projects, together with his 12 years of experience as an executive officer of two public companies, makes him well qualified to serve as a director of the Company.

Mr. Frazier has over 35 years of experience in investment banking specializing in the energy industry. He currently serves as president and chief executive officer of a private investment firm focused on the energy sector. Mr. Frazier has gained valuable outside board experience from serving on the boards of Simmons & Company International, Simmons & Company International Limited, and Energy Opportunities Capital Management.

Mr. Miller has been an officer of a publicly traded company since 1996, occupying positions of increasing importance from business group president, to COO, to CEO, to Executive Chairman. Mr. Miller has extensive experience with the Company and the oilfield service industry. Mr. Miller has an MBA degree, and is a graduate of the US Military Academy, West Point. Mr. Miller has also gained valuable outside board experience from his current tenure as a director of Chesapeake Energy Corporation and Transocean Ltd.

Mr. Richards provides valuable service and experience to the Audit Committee, due to his 30 years of experience in the oilfield products and services industry. Mr. Richards’ experience serving as the chief executive officer of several companies and his experience in growing energy companies organically and through acquisitions, makes him well qualified to serve as a director of the Company. Mr. Richards has dealt with many facets of potential risk areas for an energy service company, as a current and former chief executive officer, and brings that experience and perspective to the Board.

Mr. Workman has been an officer of a publicly traded company since 2001. Mr. Workman’s 23-year career in the distribution business includes positions of increasing importance, from sales manager, to Vice President, to Business Group President. Mr. Workman has extensive experience with the Company and the oil service industry. Mr. Workman’s extensive experience in the Company’s business and the industry, his MBA degree, and his unparalleled knowledge of the Company makes him uniquely and well qualified to serve as a director of the Company.

AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee include providing oversight to the Company’s financial reporting process through periodic combined and separate meetings with the Company’s independent auditors and management to review accounting, auditing, internal controls and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent auditors.

The Board of Directors has determined that all of the members of the Audit Committee are independent based on the guidelines set forth by the NYSE and SEC rules for the independence of Audit Committee members. The Audit Committee, at each regularly scheduled quarterly meeting in 2014, met separately in executive session with both the internal audit director and the independent audit partner, without management being present.

The Audit Committee reviewed and discussed with senior management the audited financial statements included in the Company’s Annual Report on Form 10-K. Management has confirmed to the Audit Committee that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles (“GAAP”).

The Audit Committee discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed under the Public Company Accounting Oversight Board (“PCAOB”) standards. The Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of PCAOB regarding Ernst & Young’s communication with the Audit Committee concerning independence, and has discussed Ernst & Young’s independence with Ernst & Young.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2014 Annual Report on Form 10-K.

Notwithstanding the foregoing, the Audit Committee’s charter clarifies that it is not the Audit Committee’s duty to conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with GAAP. Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of financial statements in accordance with GAAP. Management is also responsible for assuring compliance with laws and regulations and the Company’s corporate policies, subject to the Audit Committee’s oversight in the areas covered by the Audit Committee’s charter. The independent auditors are responsible for expressing opinions on those financial statements and on the effectiveness of the Company’s internal control over financial reporting.

Members of the Audit Committee

Rodney Eads, Committee Chairman

Terry Bonno

Galen Cobb

Wayne Richards

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

PROPOSAL NO. 2 ON THE PROXY CARD

Information Regarding our Independent Auditors

The Audit Committee of the Board of Directors has reappointed Ernst & Young LLP as independent auditors for 2015. Stockholders are being asked to vote upon the ratification of the appointment. Representatives of Ernst & Young will attend the Annual Meeting, where they will be available to respond to appropriate questions and have the opportunity to make a statement if they desire.

Vote Required for Approval

The proposal to ratify the appointment of Ernst & Young LLP as independent auditors will require approval of a majority of the shares of our common stock entitled to vote and present in person or by proxy. In accordance with NYSE rules, a proposal to ratify independent auditors is considered to be a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of beneficial owners who have not furnished voting instructions within the time period specified in the voting instructions submitted by such brokerage firms. Abstentions, which will be counted as votes present for the purpose of determining a quorum, will have the effect of a vote against the proposal. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, we will vote them for the ratification of the appointment of Ernst & Young LLP as independent auditors.

Audit Fees

The Audit Committee pre-approves all services provided by the Company’s independent auditors to the Company and its subsidiaries. Consideration and approval of such services generally occurs in the regularly scheduled quarterly meetings of the Audit Committee. The Audit Committee has delegated the Chairman of the Audit Committee to pre-approve allowed non-audit services, subject to review by the full committee at the next regularly scheduled meeting. The Audit Committee has considered whether the provision of all services other than those rendered for the audit of the Company’s financial statements is compatible with maintaining Ernst & Young’s independence and has concluded that their independence is not compromised.

The following table sets forth Ernst & Young LLP’s fees for services rendered during 2014 (after the Company was spun off from National Oilwell Varco). Prior to May 30, 2014, audit, audit-related, tax and other fees were paid by National Oilwell Varco because our results were included in the consolidated financial statements of National Oilwell Varco. All services provided by Ernst & Young LLP were pre-approved by the Audit Committee.

	2014	2013
Audit Fees	$1,261,500	—
Audit Related Fees(1)	52,000	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1,313,500	$—

(1)	Consists primarily of fees for audits of employee benefit plans.

Your Board of Directors recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP.

APPROVAL OF COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS – PROPOSAL

NO. 3 ON THE PROXY CARD

A proposal will be presented at the meeting asking stockholders to approve on an advisory basis the compensation of the Company’s named executive officers as described in this proxy statement.

Why You Should Approve our Executive Compensation Program

The Company’s compensation philosophy is designed to attract and retain executive talent and emphasize pay for performance, including the creation of stockholder value. The Company encourages its stockholders to read the Executive Compensation section of this proxy statement, including the compensation tables, as well as the Compensation Discussion and Analysis (CD&A) section of this proxy statement, for a more detailed discussion of our compensation programs and policies. The Company believes its compensation programs and policies are appropriate and effective in implementing its compensation philosophy and in achieving its goals, and that they are aligned with stockholder interests and worthy of stockholder support.

We believe that stockholders should consider the following in determining whether to approve this proposal:

Compensation Program is Closely Linked to Stockholder Value

An important portion of each executive’s compensation at the Company is in the form of long-term incentive awards, which are directly linked to the Company’s performance and the creation of stockholder value. The Company’s long-term incentive awards, starting with its first annual grant in 2015, consists of: stock options, time-based restricted stock and performance-based share awards. We believe this mix appropriately motivates long-term performance and rewards executives for absolute gains in share price, performance against designated metrics and relative financial performance against a designated peer group.

Strong Pay-for-Performance Orientation

The Company’s annual and long-term incentive programs established in 2015, the Company’s first full year in existence, pay its named executive officers only if certain performance metrics (absolute and/or relative) are achieved. Thus, two of the three components of an executives’ pay at the Company are purely based on performance.

Compensation Program Has Appropriate Long-term Orientation

Minimum three-year vesting for equity awards: The Company encourages a long-term orientation by its executives through the use of three-year vesting requirements for annual grants of stock options, restricted stock and performance-based awards.

Summary of Good Governance and Risk Mitigating Factors

•	Limited Bonus payouts: Bonus awards cannot exceed 200% of target, limiting excessive awards for short-term performance.

•	Balanced pay mix: The mix of pay is balanced between annual and long-term compensation.

•	Multiple year vesting of long-term incentives: Long-term incentive awards do not fully vest until a minimum of three years after the grant.

•	CEO Pay: CEO base salary level is currently below the competitive peer median.

•	Clawback Policy: Awards of long-term equity compensation and compensation under the Company’s annual cash incentive plan can be terminated by the Compensation Committee if it determines that the recipient of such award has engaged in material misconduct.

The Company’s compensation program for its named executive officers has been thoughtfully designed to support the Company’s long-term business strategies and drive creation of stockholder value. The program does not encourage excessive risk-taking by management. It is aligned with the competitive market for talent, and highly sensitive to Company performance. The Company believes its program will deliver reasonable pay that is strongly linked to Company performance over time.

The following resolution will be submitted for a stockholder vote at the 2015 annual meeting:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers listed in the 2014 Summary Compensation Table included in the proxy statement for this meeting, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the section entitled “Executive Compensation”, including the compensation tables and other narrative executive compensation disclosures set forth under that section, as well as the section in the proxy statement entitled “Compensation Discussion and Analysis”.

This advisory vote on the compensation of the Company’s named executive officers gives stockholders another mechanism to convey their views about the Company’s compensation programs and policies. Although your vote on executive compensation is not binding on the Company, the Board values the views of stockholders. The Board and Compensation Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions.

Your Board of Directors recommends that you vote “FOR” the proposal to approve the compensation of our named executive officers.

FREQUENCY OF ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

– PROPOSAL NO. 4 ON THE PROXY CARD

In Proposal No. 3, stockholders are being asked to cast a non-binding advisory vote with respect to the compensation of the Company’s named executive officers named in the Summary Compensation Table. This advisory vote is typically referred to as a “say-on-pay” vote. In this proposal, the Board of Directors is also asking stockholders to cast a non-binding advisory vote on how frequently say-on-pay votes should be held in the future. Stockholders will be able to cast their votes on whether to hold say-on-pay votes every one, two or three years. Alternatively, you may abstain from casting a vote.

The following resolution will be submitted for a stockholder vote at the 2015 annual meeting:

“RESOLVED, that the option of once every year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold an advisory vote on the compensation of the Company’s named executive officers listed in the annual proxy statement.”

This advisory vote is not binding on the Board. The Board acknowledges that there are a number of points of view regarding the relative benefits of annual and less frequent say-on-pay votes. Accordingly, the Board intends to hold say-on-pay votes in the future in accordance with the alternative that receives the most stockholder support.

Your Board of Directors recommends that you vote to approve the compensation of our named executive officers every year.

APPROVAL OF THE NOW INC.

EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN

PROPOSAL NO. 5 ON THE PROXY CARD

The Board has adopted the NOW Inc. Annual Cash Incentive Plan for Executive Officers (the “Bonus Plan”). We are seeking stockholder approval for the Bonus Plan in order to receive favorable tax treatment for the Bonus Plan under Section 162(m) of the Internal Revenue Code.

Vote Required for Approval

The affirmative vote of a majority of the shares entitled to vote on this proposal and present in person or by proxy is required to approve Proposal No. 5.

Description of the Plan

The following summary describes briefly the principal features of the Bonus Plan, and is qualified in its entirety by reference to the full text of the Bonus Plan, which is provided as Appendix I to this Proxy Statement.

General

The Bonus Plan is designed to benefit the Company and its stockholders by providing certain officers of the Company with incentive compensation that is tied to the achievement of specified performance goals. The Compensation Committee of the Board of Directors will select on an annual basis officers of the Company who will participate in the Bonus Plan.

The Bonus Plan will be administered by the Compensation Committee in accordance with the terms of the Bonus Plan. The Compensation Committee has the authority to: (1) manage the operation and administration of the Bonus Plan, (2) interpret the Bonus Plan, (3) select the executives who are eligible to participate in the Bonus Plan, (4) establish the performance objectives and corresponding award opportunities for each participant, (5) approve all awards, and (6) make all other decisions and to take all other actions necessary or appropriate for the proper administration of the Bonus Plan.

Performance Objectives and Incentive Awards

For each calendar year, the Compensation Committee will determine the performance objectives and the corresponding incentive award opportunities for each participant expressed as a percentage of such participant’s base salary. Performance objectives may be expressed in terms of one or more of the following performance criteria (with respect to the Company, any of its subsidiaries or divisions, operating unit or product line):

•	net earnings (either before or after interest, taxes, depreciation and/or amortization);

•	sales;

•	revenue;

•	net income (either before or after taxes);

•	operating profit;

•	EBITDA;

•	cash flow (including, but not limited to, operating cash flow and free cash flow);

•	cash flow return on capital;

•	return on net assets;

•	return on stockholders’ equity;

•	return on assets;

•	return on capital;

•	stockholder returns;

•	return on sales;

•	gross or net profit margin;

•	customer or sales channel revenue or profitability;

•	productivity;

•	expense targets;

•	margins;

•	cost reductions;

•	controls or savings;

•	operating efficiency;

•	customer satisfaction;

•	corporate value measures (including, but not limited to, compliance, safety, environmental and personnel matters);

•	working capital;

•	strategic initiatives;

•	economic value added;

•	earnings per share;

•	earnings per share from operations;

•	price per share of stock; and

•	market share.

Performance objectives may be stated in absolute terms or based on comparisons to peer group companies or indices to be achieved during a calendar year.

The Compensation Committee shall determine after the end of each calendar year the extent to which the performance objectives set for each participant were achieved, and shall certify in writing the extent to which the objectives have been achieved. Each award, if any, shall be paid in a cash lump sum as soon as practicable following the Compensation Committee’s certification. The maximum award any participant may receive for any calendar year is $5 million. The relative benefits or amounts that will be received by or allocated to the various categories of eligible participants under the Bonus Plan during the life of the Bonus Plan are currently not determinable.

Tax Matters

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any taxable year with respect to each “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code. However, certain “performance-based compensation” is not subject to the deduction limit if the compensation is paid based solely on the attainment of pre-established objective performance measures established by a committee of outside directors and the Bonus Plan providing for such compensation is approved by the stockholders. The Bonus Plan is designed to meet these requirements. To qualify, we are seeking stockholder approval of the Bonus Plan.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN.

CORPORATE GOVERNANCE

NOW’s Board of Directors is committed to promoting transparency in reporting information about the Company, complying with the spirit as well as the literal requirements of applicable laws, rules and regulations, and corporate behavior that conforms to corporate governance standards that substantially exceed the consensus view of minimum acceptable corporate governance standards. The Board of Directors adopted Corporate Governance Guidelines which established provisions for the Board’s composition and function, Board committees and committee membership, evaluation of director independence, the roles of the Chairman of the Board, the Chief Executive Officer and the Lead Director, the evaluation of the Chief Executive Officer, regular meetings of non-employee directors, board conduct and review, selection and orientation of directors, director compensation, access to management and independent advisors, and annual review of the Corporate Governance Guidelines. A copy of the Corporate Governance Guidelines is available on the Company’s website, www.distributionnow.com, under the Investor Relations/Corporate Governance section. The Company will furnish print copies of the Corporate Governance Guidelines, as well as its Committee charters, to interested stockholders without charge, upon request. Written requests for such copies should be addressed to: Raymond Chang, Secretary, NOW Inc., 7402 N. Eldridge Parkway, Houston, Texas 77041.

Director Independence

The Corporate Governance Guidelines address, among other things, standards for evaluating the independence of the Company’s directors. The Board undertakes an annual review of director independence and considers transactions and relationships during the prior year between each director or any member of his or her immediate family and the Company and its affiliates, including those reported under “Certain Relationships and Related Transactions” in this Proxy Statement. In February 2015, as a result of this annual review, the Board affirmatively determined that a majority of the members of the Board of Directors are independent of the Company and its management under the standards set forth in the Corporate Governance Guidelines. The following directors were affirmed as independent: Richard Alario, Terry Bonno, Galen Cobb, James Crandell, Rodney Eads, Michael Frazier, and J. Wayne Richards.

Board Leadership

Currently, the roles of Chairman of the Board and Chief Executive Officer are not combined at the Company. The Company believes that effective corporate governance, including the independent oversight of management, does not require that the Chairman of the Board be an independent director. The Company believes that its stockholders are best served by a Board that has the flexibility to establish a leadership structure that fits the needs of the Company at a particular point in time.

The Board believes that our current Executive Chairman is best situated to serve as Chairman because he is the director most familiar with our business and most capable of effectively identifying strategic priorities and leading the discussion and execution of our strategy. The Board also believes that the role of Executive Chairman facilitates information flow between management and the Board.

To assist with providing independent oversight of management and the Company’s strategy, the non-employee members of the Board of Directors have appointed J. Wayne Richards, an independent director, as Lead Director. The Lead Director is responsible for: (1) developing the agenda for, and presiding over the executive sessions of, the Board’s non-management directors, (2) facilitating communications between the Chairman of the Board and other members of the Board, (3) coordinating, with the Chairman, the assessment of the committee structure, organization, and charters, and evaluating the need for any changes, (4) acting as principal liaison between the non-management directors and the Chief Executive Officer on matters dealt with in executive session, and (5) assuming such further tasks as the independent directors may determine.

The Board also holds executive sessions on a quarterly basis at which only non-employee directors are present. In addition, the committees of the Board provide independent oversight of management. Each of the committees of the Board is composed entirely of independent directors.

The Board has concluded that this structure is in the best interest of stockholders because it provides an appropriate balance between our Chairman’s ability to lead the Board and the Company and the ability of our independent directors, under the leadership of our Lead Director, to provide independent objective oversight of our management.

Board Role in Risk Oversight

The Board of Directors and its committees help conduct certain risk oversight functions for the Company. The Board is periodically advised on the status of various factors that could impact the business and operating results of the Company, including oil and gas prices. The full Board is also responsible for reviewing the Company’s strategy, business plan, and capital expenditure budget at least annually. Through these various functions, the Board is able to monitor these risks and assist the Company in determining whether certain mitigating actions, if any, need to be taken.

The Audit Committee serves an important role in providing risk oversight, as further detailed in its charter. One of the Audit Committee’s primary duties and responsibilities is to monitor the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, and disclosure controls and procedures. The Audit Committee is also responsible for establishing procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure or auditing matters, and providing an avenue of communication among the independent auditors, management, and the internal audit function and the Board. In addition, the Audit Committee monitors the Company’s compliance with legal and regulatory requirements. The Company considers the Audit Committee an important part of the risk management process, and senior management works closely with the Audit Committee on these matters in managing material risks to the Company.

The other committees of the Board also assist in the risk oversight function. The Nominating/Corporate Governance Committee is responsible for ensuring that the Board and its committees are appropriately constituted so that the Board and its directors may effectively meet their fiduciary obligations to stockholders and the Company. The Nominating/Corporate Governance Committee is also responsible for monitoring and evaluating on an annual basis the effectiveness of the Board and management of the Company, including their effectiveness in implementing the policies and principles of the Corporate Governance Guidelines. The Compensation Committee is responsible for compensation of the Company’s directors and executive officers. These various responsibilities of these committees allow them to work with the Company to make sure these areas do not pose undue risks to the Company.

Risk Assessment in Compensation Programs

Consistent with SEC disclosure requirements, the Company, its Compensation Committee and the Compensation Committee’s independent compensation consultant assess the Company’s compensation programs on an annual basis and have determined that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. On an annual basis, Company management, the Compensation Committee and the Compensation Committee’s compensation consultant will assess the Company’s executive and broad-based compensation programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature.

The Company’s variable forms of compensation, namely the annual cash incentive bonus program and long-term equity incentives, have structural limitations and other mitigating controls, which are designed to prevent the Company from being exposed to unexpected or unbudgeted materially adverse events. For example, bonus payments to an executive under the annual cash incentive bonus program are capped at a certain percentage of the executive’s base salary, and the number of shares of restricted stock and stock options granted under the Company’s long-term equity incentive plan are fixed amounts of shares.

The Company, the Compensation Committee and the Compensation Committee’s consultant believe that the Company’s compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. The Company and the Compensation Committee also believe that the Company’s incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Policies on Business Ethics and Conduct

The Company has a long-standing Business Ethics Policy. The Board adopted the Code of Business Conduct and Ethics For Members of the Board of Directors and Executive Officers and the Code of Ethics for Senior Financial Officers. These codes are designed to focus the Board and management on areas of ethical risk, provide guidance to personnel to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct and help to foster a culture of honesty and accountability. As set forth in the Corporate Governance Guidelines, the Board may not waive the application of the Company’s policies on business ethics and conduct for any Director or Executive Officer. Copies of the Code of Business Conduct and Ethics For Members of the Board of Directors and Executive Officers and the Code of Ethics for Senior Financial Officers, as well as the code of ethics applicable to employees of the Company, are available on the Company’s website, www.distributionnow.com, under the Investor Relations/Corporate Governance section. The Company will furnish print copies of these Codes to interested stockholders without charge, upon request. Written requests for such copies should be addressed to: Raymond Chang, Secretary, NOW Inc., 7402 N. Eldridge Parkway, Houston, Texas 77041.

Communications with Directors

The Board has provided a process for interested parties to communicate with our non-employee directors. Parties wishing to communicate confidentially with our non-employee directors may do so by calling 1-866-880-2773. This procedure is described on the Company’s website, www.distributionnow.com, in the Investor Relations/Corporate Governance section. Calls to this number will be answered by an independent, automated system 24 hours a day, 365 days a year. A transcript of the call will be delivered to a member of the Audit Committee. Parties wishing to send written communications to the Board, other than sales-related communications, should send a letter addressed to the member or members of the Board to whom the communication is directed, care of the Secretary, NOW Inc., 7402 N. Eldridge Parkway, Houston, Texas, 77041. All such communications will be forwarded to the Board member or members specified.

Director Attendance at Annual Meetings

The Company does not have a formal policy with respect to director attendance at annual stockholder meetings.

NYSE Corporate Governance Matters

As a listed company with the NYSE, our Chief Executive Officer, as required under Section 303A.12(a) of the NYSE Listed Company Manual, must certify to the NYSE each year whether or not he is aware of any violation by the Company of NYSE Corporate Governance listing standards as of the date of the certification. As 2015 is the first full year the Company will be listed on the NYSE, the Company’s Chief Executive Officer will submit his first certification to the NYSE after the Company’s annual stockholders meeting scheduled for May 27, 2015.

On February 25, 2015, the Company filed its 2014 Form 10-K with the SEC, which included as Exhibits 31.1 and 31.2 the Chief Executive Officer and Chief Financial Officer certifications required under Section 302 of the Sarbanes-Oxley Act of 2002.

EXECUTIVE OFFICERS

The following persons are our current executive officers. The executive officers of the Company serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board of Directors. None of the executive officers, directors, or nominees for director has any family relationships with each other.

Name	Age	Position	Biography
Merrill Miller, Jr.	64	Executive Chairman	Mr. Miller has been a director of the Company and its Chairman of the Board since May 2014. Mr. Miller was elected Executive Chairman of the Company in February 2014. Mr. Miller served as a director of National Oilwell Varco from May 2001, and Chairman of its Board from July 2005, until the Company’s spin-off from National Oilwell Varco in May 2014. Mr. Miller served as Executive Chairman of National Oilwell Varco from February 2014 until May 2014. He also served as Chief Executive Officer of National Oilwell Varco from May 2001 until February 2014, and as President from November 2000 until December 2012. Mr. Miller serves as a director of Chesapeake Energy Corporation, a company engaged in the development, acquisition, production, exploration, and marketing of onshore oil and natural gas properties in the United States. Mr. Miller is also on the board of directors of Transocean Ltd., a company that provides offshore contract drilling services for energy companies.

Robert Workman	46	President and Chief Executive Officer	Mr. Workman has been a director of the Company since May 2014. Mr. Workman has served as President and Chief Executive Officer of the Company since February 2014. Mr. Workman served as National Oilwell Varco’s President – Distribution Services from January 2001 until the Company’s spin-off in May 2014. He previously served National Oilwell Varco starting in 1991 in various managerial positions with the distribution business group. He also previously served as the Chairman of the Petroleum Equipment Suppliers Association.

Name	Age	Position	Biography
Daniel Molinaro	68	Senior Vice President and Chief Financial Officer	Mr. Molinaro has served as the Company’s Senior Vice President and Chief Financial Officer since February 2014. Mr. Molinaro served as National Oilwell Varco’s Vice President from 2003, and served as National Oilwell Varco’s Treasurer from 1987, until the Company’s spin-off in May 2014. Prior to that, he was Controller of the Oilwell Division of U.S. Steel Corporation (“USX”). He started with USX in 1968, and has held various managerial positions in auditing, accounting and finance.

Raymond Chang	44	Vice President, General Counsel and Secretary	Mr. Chang has served as the Company’s Vice President and General Counsel since February 2014. Mr. Chang served as National Oilwell Varco’s Vice President, Assistant General Counsel and Assistant Secretary from 2009 until the Company’s spin-off in May 2014. He previously served National Oilwell Varco starting in 2001 in various positions within its legal department. Prior to joining National Oilwell Varco, he was an associate at the law firm of Baker & McKenzie from 1997 until 2001.

David Cherechinsky	51	Vice President, Corporate Controller and Chief Accounting Officer	Mr. Cherechinsky has served as the Company’s Vice President, Corporate Controller and Chief Accounting Officer since February 2014. Mr. Cherechinsky served as Vice President—Finance for National Oilwell Varco’s distribution business group from 2003, and as Vice President—Finance for National Oilwell Varco’s Distribution & Transmission business segment from 2011, until the Company’s spin-off in May 2014. He previously served National Oilwell Varco starting in 1989 in various corporate roles, including internal auditor, credit management and business analyst.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

Based on information filed with the SEC as of the most recent practicable date, this table shows the number and percentage of shares beneficially owned by owners of more than five percent of the outstanding shares of the common stock of the Company at December 31, 2014. The number and percentage of shares of common stock beneficially owned is based on 109,270,942 shares outstanding as of December 31, 2014.

5% Owners	No. of Shares	Percent of Class
Baillie Gifford & Co. (1)	12,754,962	11.91%
Calton Square
1 Greenside Row
Edinburgh EH1 3AN
Scotland
UK
Orbis Investment Management (U.S.), LLC (2)	10,723,609	10.02%
Orbis Investment Management Limited
Orbis Asset Management Limited
600 Montgomery Street, Suite 3800
San Francisco, CA 94111
First Eagle Investment Management, LLC (3)	8,583,603	8.02%
1345 Avenue of the Americas
New York, NY 10105
Neuberger Berman Group LLC (4)	7,431,465	6.94%
Neuberger Berman LLC
605 3rd Avenue
New York, NY 10016
BlackRock, Inc. (5)	6,665,578	6.2%
55 East 52nd Street
New York, NY 10022
The Vanguard Group (6)	6,457,038	6.03%
100 Vanguard Blvd.
Malvem, PA 19355
Janus Capital Management LLC (7)	6,042,990	5.6%
151 Detroit Street
Denver, Colorado 80206

(1)	Shares owned at December 31, 2014, as reflected in Amendment No. 1 to Schedule 13G filed with the SEC on January 29, 2015 by Baillie Gifford & Co. (“Baillie Gifford”), were reported as being beneficially owned by Baillie Gifford and are held by Baillie Gifford and/or one or more of its investment adviser subsidiaries, which may include Baillie Gifford Overseas Limited, on behalf of investment advisory clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds or other institutional clients.

(2)	Shares owned at December 31, 2014, as reflected in Amendment No. 1 to Schedule 13G filed with the SEC on February 17, 2015 by Orbis Investment Management (U.S.), LLC (“OIMUS”), Orbis Investment Management Limited (“OIML”), and Orbis Asset Management Limited (“OAML”). OIMUS, OIML and OAML may collectively be deemed to constitute a group for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934. OIMUS is the beneficial owner of 35,636 shares of common stock or 0.03% of the shares of common stock of NOW Inc. believed to be outstanding. OIML is the beneficial owner of 10,678,548 shares of common stock or 9.97% of the shares of common stock of NOW Inc. believed to be outstanding. OAML is the beneficial owner of 9,425 shares of common stock or 0.01% of the shares of common stock of NOW Inc. believed to be outstanding.
(3)	Shares owned at December 31, 2014, as reflected in Schedule 13G filed with the SEC on January 30, 2015 by First Eagle Investment Management, LLC (“FEIM”). First Eagle Investment Management, LLC, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is deemed to be the beneficial owner of 8,583,603 shares, or 8.02% of the ordinary shares believed to be outstanding as a result of acting as investment adviser to various clients. Clients of FEIM have the right to receive and the ultimate power to direct the receipt of dividends from, or the proceeds of the sale of, such securities. The First Eagle Global Fund, a registered investment company for which FEIM acts as investment adviser, may be deemed to beneficially own 5,851,664 of these 8,583,603 units, or 5.47% of the Company’s units of beneficial interest.
(4)	Shares owned at December 31, 2014, as reflected in Schedule 13G filed with the SEC on February 12, 2015 by Neuberger Berman Group LLC and Neuberger Berman LLC. Neuberger Berman LLC, Neuberger Berman Management LLC, Neuberger Berman Trust Co N.A., Neuberger Berman Trust Co of Delaware N.A., NB Alternatives Advisers LLC, Neuberger Berman Fixed Income LLC and NB Alternative Investment Management and certain affiliated persons may be deemed to beneficially own NOW Inc. common stock as reported hereunder in their various fiduciary capacities by virtue of the provisions of Exchange Act Rule 13d-3. Neuberger Berman Group LLC, through its subsidiary Neuberger Berman Holdings LLC, controls Neuberger Berman LLC, Neuberger Berman Management LLC, Neuberger Berman Trust Co N.A., Neuberger Berman Trust Co of Delaware N.A., NB Alternatives Advisers LLC, Neuberger Berman Fixed Income LLC, NB Alternative Investment Management LLC and certain affiliated persons.
(5)	Shares owned at December 31, 2014, as reflected in Schedule 13G filed with the SEC on February 6, 2015 by BlackRock, Inc. (“BlackRock”). Within the BlackRock group are the following subsidiaries: BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Fund Advisors, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, BlackRock Japan Co Ltd, BlackRock Life Limited.
(6)	Shares owned at December 31, 2014, as reflected in Schedule 13G filed with the SEC on February 10, 2015 by the Vanguard Group. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 62,693 shares or 0.05% of the common stock outstanding of NOW Inc. as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 8,500 shares or 0.00% of the common stock outstanding of NOW Inc. as a result of its serving as investment manager of Australian investment offerings.
(7)

Shares owned at December 31, 2014, as reflected in Schedule 13G filed with the SEC on February 18, 2015 by Janus Capital Management LLC (“Janus Capital”). Janus Capital has a direct 96.81% ownership stake in INTECH Investment Management (“INTECH”) and a direct 100% ownership stake in Perkins Investment Management LLC (“Perkins”). Due to the above ownership structure, holdings for Janus Capital, Perkins and INTECH are aggregated for purposes of this reporting. Janus Capital, Perkins and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively referred to herein as “Managed Portfolios”). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 6,036,790 shares or 5.6% of the shares outstanding of NOW Inc. Common Stock held by such Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights.

Security Ownership of Management

This table shows the number and percentage of shares of the Company’s common stock beneficially owned as of April 9, 2015 by each of our current directors and executive officers and by all current directors and executive officers as a group. The number and percentage of shares of common stock beneficially owned is based on 109,329,010 shares outstanding as of April 9, 2015. Beneficial ownership includes any shares as to which the director or executive officer has the right to acquire within 60 days of April 9, 2015 through the exercise of any stock option, warrant or other right. Each stockholder has sole voting and investment power, or shares these powers with his spouse, with respect to the shares beneficially owned.

	Shares Beneficially Owned
Name of Individual	Number of Common Shares(1)	Outstanding Options Exercisable Within 60 Days	Percent of Class*
Richard Alario	3,642	0	*
Terry Bonno	3,642	0	*
Raymond Chang	101,435	33,205	*
David Cherechinsky	75,156	47,156	*
Galen Cobb	3,642	0	*
James Crandell	3,642	0	*
Rodney Eads	3,642	0	*
Michael Frazier	29,943	0	*
Merrill Miller Jr	869,642	1,042,655	1.7%
Daniel Molinaro	131,760	85,476	*
J. Wayne Richards	3,642	0	*
Robert Workman	420,620	201,444	*
All current directors and executive officers as a group (12 persons)	1,650,408	1,409,936	2.8%

*	Less than 1 percent.
(1)	Includes shares deemed held by executive officers and directors in the Company’s 401(k) plans and deferred compensation plans.

COMPENSATION DISCUSSION AND ANALYSIS

General Overview

NOW Inc.’s executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee establishes specific compensation levels for the Company’s executive officers and administers the Company’s long-term incentive award plans. The Compensation Committee’s objective regarding executive compensation is to design and implement a compensation program that will attract and retain the best available individuals to serve on the Company’s executive team and properly incentivize those executives to achieve the Company’s short-term and long-term financial and operational goals. To this end, the Compensation Committee strives to provide compensation packages for key executives that generally offer compensation opportunities in the median range of the companies in its designated peer group as described below. Data sources reviewed by the Compensation Committee and its independent compensation consultants include industry survey groups, national survey databases, proxy disclosures and general trend data, which are updated annually. The Compensation Committee reviews all elements of executive compensation both separately and in the aggregate.

Major components of the executive compensation program for 2015 are base salary, participation in the Company’s annual cash incentive (bonus) plan and the grant of non-qualified stock options, restricted stock and performance-based restricted stock awards (long-term incentives).

2014 Performance Overview

In 2014, the Company had the following highlights:

•	Company spun off from National Oilwell Varco and became a separate publicly traded corporation;

•	Creation of one of the largest distributors to the energy and industrial markets;

•	The alignment and implementation of a global ERP system; and

•	Revenue in 2014 of $4.1 billion.

Participants

The following is a list of our named executive officers by name and position, as of December 31, 2014:

Name	Position
Merrill Miller, Jr.	Executive Chairman
Robert Workman	President and Chief Executive Officer
Daniel Molinaro	Senior Vice President and Chief Financial Officer
Raymond Chang	Vice President, General Counsel and Secretary
David Cherechinsky	Vice President and Chief Accounting Officer

Good Pay Practices

Our compensation program and policies include key features that are designed to align the interests of our executives and stockholders and to mitigate compensation-related risks:

•	Annual cash incentive and long-term incentive compensation subject to clawback policy;

•	No significant compensation in the form of perquisites;

•	Bonus payments to executives under the annual cash incentive program are capped at a certain percentage of the executive’s base salary;

•	Long-term incentive awards do not fully vest until a minimum of three years after the grant;

•	Mix of pay is balanced between annual and long-term compensation; and

•	Long-term incentives linked to stock price appreciation and company performance.

Compensation Philosophy

The Company believes it is important for each executive to have a fixed amount of cash compensation, in the form of base salary, that is not dependent on the performance or results of the Company. The Company recognizes that a certain amount of financial certainty must be provided to its executives as part of their compensation.

While the Company believes a competitive base salary is needed to attract and retain talented executives, the Company’s compensation program also places a strong emphasis on performance driven annual and long-term incentives to align the executive’s interests with stockholder value. The annual and long-term incentives are calculated and paid based primarily on financial measures of profitability and stockholder value creation. Executives of the Company are incentivized to increase the Company’s profitability and stockholder return and to optimize the Company’s financial performance in order to earn a major portion of their compensation package.

The Company seeks to structure a balance between achieving strong short-term annual results and ensuring the Company’s long-term success and viability. The Company wants each of its executives to balance his or her focus between the Company’s day-to-day operational performance and the Company’s long-term goals and strategies. To reinforce the importance of balancing these perspectives, the Company’s executives are provided both short and long-term incentives.

Base salary is designed to compensate the executive for his or her performance of normal, everyday job functions. The Company’s annual cash incentive (bonus) plan and long-term incentives are designed to reward the executive for executing business plans that will benefit the Company in the short and long-term. The Company believes that the mix of short and long-term incentives allows the Company to deliver results aligned with the interests of stockholders. Stock options create a focus on share price appreciation, while the annual cash incentive (bonus) and performance-based restricted stock awards emphasize financial performance, both absolute and relative.

Given the inherent nature of these forms of compensation and the cyclical nature of the industry in which we operate, the Company understands that its annual cash incentives and long-term compensation will result in varying compensation for its executives each year. Because of this, the Company has tried to design its annual cash incentives and long-term compensation program in such a way to provide meaningful financial rewards to its executives during times when the Company’s financial and operational performance is strong, while motivating executives to stay with the Company during more challenging economic times when the Company’s performance may not be as strong.

There are no compensation policy differences among the individual executives, except that the more senior officers, such as the chief executive officer, receive higher compensation consistent with their increased responsibilities. These differences are reviewed and considered in connection with the compensation analysis performed by the Compensation Committee’s independent consultant.

Competitive Positioning

Because of these goals and objectives for executive compensation, the Company believes each element of compensation should be properly designed, as well as competitive with the marketplace, to incentivize its executives in the manner stated above. The Company believes it is also important that executive compensation be properly designed to attract and retain talented executives.

As part of its process to establish compensation levels for the Company’s named executive officers, the Compensation Committee compares each of the major elements of compensation (base salary, annual bonus and long-term incentives) for each of its named executive officers against the median compensation provided to comparable executive officers at companies in a designated peer group. When analyzing peer group data, the Compensation Committee does not establish a specific numeric range around the median data points, which it considers reasonable or acceptable. Rather, in setting compensation for any particular named executive officer, the Compensation Committee considers any variance from the median, taking into account other factors as discussed below, and determines whether such variance is appropriate. If the Compensation Committee determines that any variance is unwarranted, the Compensation Committee will make appropriate adjustments to the compensation levels.

The Compensation Committee has been taking steps to position our senior executives’ total target compensation closer to our peer group median.

In August 2014, the Compensation Committee requested that its independent compensation consultant, Longnecker & Associates (“L&A”), develop a designated peer group against which the Company’s named executive officers compensation is compared, and provide recommendations on the ongoing peer group framework.

L&A identified potential peer candidates based on companies of similar size, companies in the oil and gas equipment manufacturing/services industry and companies in the peer group of its closest competitors, as well as companies for which the Company competes for management talent. L&A then analyzed each company’s revenue, assets, market capitalization and EBITDA in relation to the Company. L&A indicated that an ideal size for the designated peer group of the Company would be between 12 to 18 companies.

L&A then consulted with the Company for its input on the peer group list it created based on the factors described above. After reviewing the peer group and L&A’s analysis and recommendations, the Compensation Committee approved the following peer group of 16 companies to form the Company’s designated peer group:

W.W. Grainger, Inc.	WESCO International Inc.	KBR, Inc.
MRC Global Inc.	Flowserve Corp.	Superior Energy Services, Inc.
MasTec, Inc.	Fastenal Company	Dresser-Rand Group Inc.
MSC Industrial Direct Co. Inc.	McDermott International Inc.	Applied Industrial Technologies, Inc.
Anixter International Inc.	Forum Energy Technologies, Inc.	DXP Enterprises, Inc.
Rosetta Resources, Inc.

The Compensation Committee recognized that the proposed peer group was within reasonable size parameters (generally 0.5 times to 2 times the Company’s revenues, assets, EBITDA and/or market capitalization) and were generally similar to the Company in terms of industry and/or operations.

The Compensation Committee then engaged L&A in November 2014 to conduct its annual competitive review of executive compensation for the Company’s top five executives relative to its peer companies, as well as to analyze internal pay equity based on the peer group approved by the Compensation Committee. L&A analyzed and compared each position’s responsibilities and job title to develop competitive market data. L&A’s analysis focused on the top five executives. Its executive compensation review covered the following elements of compensation: base salaries, annual bonuses, and equity compensation. L&A generated data on the components of the Company’s compensation program compared to the market 25th percentile, market 50th percentile, and market 75th percentile of the designated peer group.

Based on the compiled data and the comparisons prepared by L&A, the Compensation Committee, in consultation with the Company and L&A, determined that the total direct compensation for the Company’s named executive officers relative to the designated peer group was generally positioned near the market 25th percentile, with certain elements of compensation such as base salary generally aligned below the market 25th percentile.

Components of Compensation

The following describes the elements of the Company’s compensation program for 2014, why they were selected, and how the amounts of each element were determined.

Base Salary

Base salaries provide executives with a fixed level of monthly cash income. While the Compensation Committee is aware of competitive levels, actual salary levels are based on factors including tenure, individual performance, and level and scope of responsibility. The Company does not give specific weights to these factors. The Compensation Committee determines median base salary levels by having L&A conduct a comprehensive review of information provided in proxy statements filed by our peer companies. Generally, each executive is reviewed by the Compensation Committee individually on an annual basis. Salary adjustments are based on the individual’s experience and background, the individual’s performance during the prior year, the general movement of salaries in the marketplace, our financial position and, for each executive other than the chief executive officer, the recommendations of our executive chairman and chief executive officer. The Compensation Committee does not establish specific individual goals for the Company’s named executive officers, other than the chief executive officer (see “Compensation of the Chief Executive Officer” below for a discussion of the chief executive officer’s goals). The Compensation Committee’s analysis of the individual performance of any particular named executive officer is subjective in nature and takes into account the recommendations of the executive chairman and the chief executive officer (other than with respect to him). As a result of these factors, an executive’s base salary may be above or below the targeted median at any point in time.

In November 2014, the Compensation Committee reviewed with L&A the base salaries of the named executive officers. The Compensation Committee considered each named executive officer’s base salary relative to his peers and found that overall, the Company’s executives are generally aligned below the market 25th percentile. Based on L&A’s analysis, the CEO was currently further behind the market than the other executives. The Compensation Committee also considered that there have been no adjustments to the Company’s named executive officers’ base salary since the Company’s spin-off from National Oilwell Varco.

L&A recommended to the Compensation Committee that it adopt a philosophy of targeting base salaries near the market 50th percentile of the Company’s designated peer group. Given that many of the executives were not near the market 50th percentile, and to allow the executives to mature into their current roles, L&A recommended that increases to base salaries to achieve near the market 50th percentile be made over a period of three years, so as to limit the amount of any increases over a one year period and to allow the Compensation Committee to review and make any further adjustments on an annual basis. The Compensation Committee agreed to the staged increases in base salary pay, subject to an annual cap that would allow the Company to maintain fiscal responsibility and better manage pay for performance alignment while salaries adjust to the market median.

Based on these factors, the Company’s named executive officers, other than its Executive Chairman (who voluntarily receives $1 in annual base salary), received the following salary increases effective January 2015:

Name	2014 Base Salary	2015 Base Salary
Robert Workman	$500,000	$600,000
Daniel Molinaro	$395,000	$425,000
Raymond Chang	$320,000	$368,000
David Cherechinsky	$220,000	$253,000

The Compensation Committee noted that those base salary adjustments would put the listed executives’ base salary pay closer to the median base salary range. The Executive Chairman has voluntarily agreed to effectively forego cash compensation ($1 in annual base salary and no annual incentive compensation) and will only be compensated in long-term incentives.

Annual Incentive Award

The objectives of the Company’s annual cash incentive plan are to incent performance to achieve the Company’s corporate growth and profitability goals, encourage smart investments and prudent employment of capital, incent efficient and optimal cash flow management, and provide competitive compensation packages to attract and retain management talent.

In 2014, the Company’s corporate exempt employees, including executive officers, who were participating in the National Oilwell Varco annual incentive plan were paid out their bonus payments under such plan by National Oilwell Varco for their tenure with National Oilwell Varco before the spin-off. For the remainder of 2014, such corporate exempt employees, including executive officers, were paid bonus payments by the Company under the same terms as the earlier payout to complete the remainder of 2014 before the Company would start its own annual incentive plan.

In November 2014, the Compensation Committee, the Company and L&A discussed establishing an annual cash incentive plan for the Company. In January 2015, the Compensation Committee agreed that the Company’s annual incentive plan would have two independent, pre-determined and equally weighted metrics to measure the Company’s success and payouts under such plan: (1) working capital as a percentage of revenue (“Working Capital”) and (2) EBITDA percentage (“EBITDA”). Working capital is defined as current assets (excluding cash) less current liabilities (excluding short-term borrowings). Substantially all corporate exempt employees of the Company, including executive officers, are eligible to participate in the Company’s annual incentive plan in 2015, aligning a portion of each employee’s cash compensation with Company performance.

Each participant is assigned a target level percentage bonus, which ranges from 5% to 100% of salary, depending on the level of the participant. There are three performance result multiplier levels of the target level percentage bonus set under the incentive plan for each of the two performance metrics – minimum (50%), target (100%) and maximum (200%) (the “performance result multiplier”). Entry level is the “minimum” level of EBITDA and Working Capital for which the Company provides an annual incentive payout. If the Company’s EBITDA is less than the entry level threshold, then there is no payout in that fiscal year for the EBITDA portion of the annual incentive. If the Company’s Working Capital is less than the entry level threshold, then there is no payout in that fiscal year for the Working Capital portion of the annual incentive. If the Company achieves the entry level threshold for a performance metric, the “minimum” level payout of 50% of the target level percentage bonus is earned. For the EBITDA portion of the annual incentive plan, the target multiplier level (100% of the participant’s applicable percentage of base salary) is earned when the target EBITDA level is reached by the Company. For the Working Capital portion of the annual incentive plan, the target multiplier level (100% of the participant’s applicable percentage of base salary) is earned when the target Working Capital level is reached by the Company. For the EBITDA portion of the annual incentive plan, for the “maximum” level multiplier of 200% of the target level percentage bonus to occur, the Company’s EBITDA must equal or exceed the maximum EBITDA goal that was set for the incentive plan. For the Working Capital portion of the annual incentive plan, for the “maximum” level multiplier of 200% of the target level percentage bonus to occur, the Company’s Working Capital must equal or exceed the maximum Working Capital goal that was set for the incentive plan. Results falling between the stated thresholds of minimum, target and maximum will result in an interpolated, or sliding scale payout.

For 2015, the chief executive officer’s participation level will be 100%, the chief financial officer’s participation level will be 80%, and the other executive officers’ participation level will be between 75-80%. These participation level percentages are based on each executive’s level of responsibility for the Company’s financial performance. Mr. Miller, the Company’s Executive Chairman, has voluntarily waived his right to participate in the Company’s annual incentive plan.

The Compensation Committee believes the use of two separate metrics, EBITDA and Working Capital, as the designated performance objectives under the annual incentive plan best align the interests of the Company’s stockholders and the Company’s executive officers. The “target” objective is set at a level that the Company believes is challenging to meet but achievable if the Company properly executes its operational plan and market conditions are positive and favorable during the year. The “minimum” and “maximum” level of operating profit under the incentive plan are set based off of the “target” objective. The Compensation Committee believes this objective, formulaic measure allows the “minimum” objective to be set at a level that the Company can achieve even if market conditions are not as favorable and/or the Company’s operational plan is not executed as efficiently as planned. The “minimum” objective serves to motivate the Company’s executives to continue to work towards executing the Company’s operational plan if market conditions, which are generally outside the control of the Company, are not as favorable. The Compensation Committee believes this objective, formulaic measure allows the “maximum” objective to be set at a level that would be extremely challenging for the Company to achieve. The Compensation Committee believes that, for the “maximum” objective to be achieved, a combination of market conditions being much more favorable than initially forecasted and the Company executing its operational plan in a highly efficient manner would need to occur.

Payouts are calculated by multiplying (A) the sum of (1) the performance result multiplier with respect to EBITDA performance, divided by two, and (2) the performance result multiplier with respect to Working Capital performance, divided by two, by (B) the participant’s base salary, by (C) the participant’s designated participation level percentage.

The following examples calculate an annual incentive award payment for Mr. Workman assuming (1) the Company’s 2015 EBITDA and Working Capital were each equal to the target set under the incentive plan and (2) the Company’s 2015 EBITDA and Working Capital each exceeded the maximum set under the incentive plan:

(1)	((100%/2) + (100%/2)) (performance result) x $600,000 (base salary) x 100% (participation level) = $600,000

(2)	((200%/2) + (200%/2)) (performance result) x $600,000 (base salary) x 100% (participation level) = $1,200,000

The Company’s annual incentive plan is designed to reward its executives in line with the financial performance of the Company on an annual basis. When the Company is achieving strong financial results, its executives will be rewarded well through its annual incentive plan. The Company believes this structure helps keep the executives properly motivated to continue helping the Company achieve these strong results. While the executives’ financial benefit is reduced during times when the Company’s performance is not as strong, other forms of the Company’s compensation program, namely its long-term incentive compensation as well as base salary, help motivate its executives to remain with the Company to help it achieve strong financial and operational results, thereby benefiting the executive, the Company and its stockholders.

Long-Term Incentive Compensation

The primary purpose of the Company’s long-term incentive compensation is to focus its executive officers on a longer-term perspective in their managerial responsibilities. This component of an executive officer’s compensation directly links the officers’ interests with those of the Company’s stockholders. In addition, long-term incentives encourage management to focus on the Company’s long-term development and prosperity in addition to profitability and optimal cash flow. This program helps balance long-term versus short-term business objectives, reinforcing that one should not be achieved at the expense of the other. The Company’s long-term incentive compensation program also serves to help the Company attract and retain management talent.

In November 2014, the Compensation Committee, the Company and L&A discussed establishing a long-term incentive plan structure for the Company. L&A conducted a market study to determine what types of grants were used by the Company’s peers, as well as the type of grants the employees of the Company were accustomed to receiving during their employment with National Oilwell Varco before the spin-off.

In January 2015, the Compensation Committee agreed that equity grants to be made to the Company’s executives under the Company’s long-term incentive plan would consist of, in equal portions by value, stock options, time-based restricted stock and performance-based share awards. The Compensation Committee, the Company and L&A believed it was important that a portion of the equity grants included a grant based on the satisfaction of a specified performance condition to determine vesting of that particular grant. After consultation with Company management and L&A, the Compensation Committee established three separate performance metrics to be used for vesting of the performance share awards for executives. The Compensation Committee believed that the performance measures they established would serve to motivate the Company’s executives to deliver results aligned with the interests of Company stockholders.

The performance share awards can be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into three equal, independent parts that are subject to these three separate performance metrics: 33 1/3% with a TSR (total shareholder return) goal, 33 1/3% with an EBITDA goal and 33 1/3% with a working capital as a percentage of revenue goal (working capital).

Performance against the TSR goal is determined by comparing the performance of the Company’s TSR with the TSR performance of the members of the Company’s designated peer group for the three year performance period of the performance share awards. The Compensation Committee believes that the members of the Company’s designated peer group are an appropriate benchmark against which to compare the Company’s TSR performance. The following table summarizes the relationship between the Company’s TSR performance when compared with the TSR performance of the members of its designated peer group and the associated payout levels for the performance achieved for the TSR portion of the award:

Level	Payout %	Percentile Rank vs. Designated Peer Group
Maximum	200%	200% earned when the Company is at the 75th percentile or greater
Target	100%	100% earned when the Company is at the 50th percentile
Minimum	50%	50% earned when the Company is at the 25th percentile
No Payout	0%	0% earned when the Company is below the 25th percentile

Results falling between the stated thresholds of minimum, target and maximum will result in an interpolated, or sliding scale payout.

Performance against the EBITDA percentage goal is determined by comparing the performance of the Company’s actual EBITDA percentage performance average for each of the three years of the performance period against the EBITDA goal set by the Compensation Committee. The following table summarizes the payout levels on the EBITDA portion of the award based on the Company’s EBITDA percentage performance against the EBITDA percentage goal:

Level	Payout %	Actual EBITDA Performance
Maximum	200%	200% earned when EBITDA achievement is 7% or higher
Target	100%	100% earned when EBITDA achievement is 5%
Minimum	50%	50% earned when EBITDA achievement is 3%
No Payout	0%	0% earned when EBITDA achievement is less than 3%

Results falling between the stated thresholds of minimum, target and maximum will result in an interpolated, or sliding scale payout.

Performance against the working capital as a percentage of revenue goal is determined by comparing the performance of the Company’s actual working capital as a percentage of revenue performance average for each of the three years of the performance period against the working capital as a percentage of revenue goal set by the Compensation Committee. The following table summarizes the payout levels on the working capital as a percentage of revenue portion of the award based on the Company’s working capital as a percentage of revenue performance against the working capital goal (WC):

Level	Payout %	Actual Working Capital Performance
Maximum	200%	200% earned when WC achievement is 25% or lower
Target	100%	100% earned when WC achievement is 30%
Minimum	50%	50% earned when WC achievement is 35%
No Payout	0%	0% earned when WC achievement is greater than 35%

Results falling between the stated thresholds of minimum, target and maximum will result in an interpolated, or sliding scale payout. Working capital for purposes of this calculation will exclude cash.

The Compensation Committee implemented this performance award structure to provide for long-term incentives comparable to those awards used by the Company’s peers, such as:

•	Making award payouts based on multiple measures/metrics; and

•	Providing an earn-out structure with a threshold and maximum payout with varying levels of performance to incentivize performance

The Company grants stock options, time-based restricted stock and performance-based share awards to the Company’s key executives based on competitive grants within the industry and based on the level of long-term incentives appropriate for the competitive long-term compensation component of total compensation. Such executives are eligible to receive stock options, restricted stock and performance share awards annually with other key managers being eligible on a discretionary basis. Eligibility for an award does not ensure receipt of an award.

Options are granted with an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant and generally vest in equal annual installments over a three-year period, and have a seven-year term subject to earlier termination. Option grants, restricted stock award grants and performance award grants must be reviewed and approved by the Compensation Committee.

The Company’s long-term incentive compensation program is focused on employees who will have a greater impact on the direction and long-term results of the Company by virtue of their roles and responsibilities.

The goal of the stock option program is to provide a compensation program that is competitive within the industry while directly linking a significant portion of the executive’s compensation to the enhancement of stockholder value. The ultimate value of any stock option is based solely on the increase in value of the shares of the Company’s common stock over the grant price. Accordingly, stock options have value only if the Company’s stock price appreciates from the date of grant. Additionally, the option holder must remain employed during the period required for the option to “vest”, thus providing an incentive for an option holder to remain employed by the Company. This at-risk component of compensation focuses executives on the creation of stockholder value over the long-term and is therefore inherently performance-based compensation.

The goal of the performance-based share award program is to provide a compensation program that is also competitive within the industry while directly linking a significant portion of the executive’s compensation to the financial performance of the Company. The performance-based share awards received by the executives have value only if the Company’s designated financial performance objectives are met and exceeded. Additionally, the holder must also remain employed during the period required for the award to “vest”, thus providing an additional incentive for the award holder to remain employed by the Company. This at-risk component of compensation focuses executives on achieving strong financial performance for the Company over the long-term.

The goal of time-based restricted stock award grants is to serve as a key retention tool for the Company to retain its executives and key employees. The restricted stock awards will have value to the executive even if the Company’s stock price falls below the price on the date of grant, provided that the executive remain employed during the period required for the award to “vest”.

The Company believes that its equity incentive grants must be sufficient in size and duration to provide a long-term performance and retention incentive for executives and to increase their interest in the appreciation of the Company’s stock and achievement of positive financial results, both in absolute terms and relative to its peers. The Company believes that stock option, restricted stock and performance award grants at a competitive level, with certain vesting requirements, are an effective way of promoting the long-term nature of its business.

Spin-Off Equity Grant

In light of the Company’s recent spin off from National Oilwell Varco, the Compensation Committee engaged L&A to conduct a market analysis of equity awards granted in connection with initial public offerings and spin-offs. The market data strongly supported the grant of equity awards to the Company’s executives in recognition of their contributions to the successful spin-off from National Oilwell Varco and their assumption of larger, more significant leadership roles of the Company after the spin-off. L&A then reviewed relevant market data in order to determine the form and value in which awards were generally provided to the CEO and executive officers. After reviewing the market data, and consulting with the Company’s management and L&A, the Compensation Committee determined that the Company’s executive team should be granted time-vested restricted stock awards, which would vest 100% on the sixth anniversary of the date of grant. The Compensation Committee implemented a longer than normal vesting period (six years) for these one-time grants to ensure executive retention, given that the normal vesting period for annual grants would be three years.

Based on the foregoing, on November 17, 2014, the Compensation Committee approved a special grant of restricted stock awards to the Company’s executive officers, as follows:

Name	Shares of Restricted Stock (6 Years) (#)
Merrill Miller Jr.	385,830
Robert Workman	220,976
Daniel Molinaro	84,181
Raymond Chang	66,644
David Cherechinsky	47,352

Compensation of the Chief Executive Officer

The Compensation Committee determines the compensation of the chief executive officer based on competitive peer group data, leadership, meeting operational goals, executing the Company’s business plan, and achieving certain financial results. Components of Mr. Workman’s compensation for 2015 are consistent with those for executive officers as described above and included base salary, participation in the annual incentive plan and the grant of stock options, restricted stock and performance awards.

In considering Mr. Workman’s base salary level, the Compensation Committee, generally on an annual basis, reviews the compensation level of chief executive officers of each of the 16 companies in the designated peer group and considers Mr. Workman’s individual performance and success in achieving the Company’s strategic objectives.

The Compensation Committee establishes goals and objectives for Mr. Workman for each fiscal year. For 2015, Mr. Workman’s performance will be measured in four key areas of the Company: (1) financial performance, (2) formulation and implementation of Company strategy, (3) operational performance, and (4) management and employee development. The specific goals within these four areas were set based on a determination of prioritizing Mr. Workman’s efforts on those specific areas and responsibilities that would have the greatest impact on the Company, and included the following:

•	grow market share, manage EBITDA margins and improve working capital as a percentage of revenue;

•	utilize in an efficient manner Board approved capital expenditures;

•	identify and execute on strategic growth opportunities;

•	manage the size of operations based upon analysis of business and market conditions; and

•	training throughout the Company to ensure best in class management development processes.

Retirement, Health and Welfare Benefits

The Company offers retirement, health and welfare programs to all eligible employees. The Company’s executive officers generally are eligible for the same benefit programs on the same basis as the rest of the Company’s employees. The health and welfare programs cover medical, pharmacy, dental, vision, life, business travel accident, accidental death and dismemberment and disability insurance.

The Company offers retirement programs that are intended to supplement the employee’s personal savings. The programs include the NOW Inc. 401(k) and Retirement Savings Plan (“401k Plan”) and NOW Inc. Supplemental Savings Plan (“Supplemental Plan”). The Company’s U.S. employees, including its executives, are generally eligible to participate in the 401k Plan. Employees of the Company who are eligible based on guidelines established by the Company’s benefits plan administrative committee may participate in the Supplemental Plan. Participation in the 401k Plan and Supplemental Plan are voluntary.

The Company established the 401k Plan to allow employees to save for retirement through a tax-advantaged combination of employee and Company contributions and to provide employees the opportunity to directly manage their retirement plan assets through a variety of investment options. The 401k Plan allows eligible employees to elect to contribute a portion of their eligible compensation into the 401k Plan. Wages and salaries from the Company are generally considered eligible compensation. After one year of service, employee contributions are matched in cash by the Company at the rate of $1.00 per $1.00 employee contribution for the first 4% of the employee’s salary. In addition, the Company makes cash contributions for all eligible employees between 2.5% and 5.5% of their salary depending on the employee’s full years of service with the Company. Such contributions vest immediately. The 401k Plan offers 25 different investment options, for which the participant has sole discretion in determining how both the employer and employee contributions are invested. The 401k Plan provides the Company’s employees the option to invest directly in the Company’s stock. The 401k Plan offers in-service withdrawals, loans and hardship distributions.

The Company established the Supplemental Plan, a non-qualified plan, to

•	allow Supplemental Plan participants to continue saving towards retirement when, due to compensation and contribution ceilings established under the Internal Revenue Code, they can no longer contribute to the 401k Plan; and

•	provide Company contributions that cannot be contributed to the 401k Plan due to compensation and contribution ceilings established under the Internal Revenue Code.

Compensation which may be deferred into the Supplemental Plan includes wages and salaries from the Company and bonus payments made under the Company’s incentive plan. Supplemental Plan participants may elect to defer a percentage of their base pay and bonus payments received under the Company’s incentive plan into the Supplemental Plan. Contributions in the Supplemental Plan vest immediately. The investment options offered in the Supplemental Plan are similar to the investment options offered in the 401k Plan (except Company stock is not offered).

U.S. Income Tax Limits on Deductibility

Section 162(m) of the Internal Revenue Code imposes a $1 million limitation on the deductibility of certain compensation paid to our chief executive officer and the next four highest paid executives excluding the chief financial officer (“covered employees”). Excluded from the limitation is compensation that is qualified as “performance based.” For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by stockholders. Although the Compensation Committee takes the requirements of Section 162(m) into account in designing executive compensation, there may be circumstances when it is appropriate to pay compensation to our covered employees that does not qualify as “performance based compensation” and thus is not deductible by us for federal income tax purposes.

Option Grant Practices

The Company plans to grant stock options to its key employees, including executives, in the first quarter of the year, similar to the timing of the Company’s grants made in 2015 and similar to the timing of grants made by its former parent company National Oilwell Varco. The Company does not have any program, plan or practice to time its option grants to its executives in coordination with the release of material non-public information, and has not timed its release of material non-public information for the purposes of affecting the value of executive compensation. The Company does not set the grant date of its stock option grants to new executives in coordination with the release of material non-public information.

The Compensation Committee has the responsibility of approving any Company stock option grants. The Compensation Committee does not delegate material aspects of long-term incentive plan administration to any other person. The Company’s senior executives in coordination with the Compensation Committee set a time for the Committee to meet during the first quarter of the year to review and approve stock option grants proposed by the senior executives. The specific timing of the meeting during the quarter is dependent on committee member schedules and availability and the Company finalizing its stock option grant proposal. If approved by the Compensation Committee, the grant date for the stock option grants is the date the Committee meets and approves the grant, with the exercise price for the option grant being based on the Company’s closing stock price on the date of grant.

Recoupment Policy

The Company’s Long-Term Incentive Plan allows the Compensation Committee, at its sole discretion, to terminate any award if it determines that the recipient of such award has engaged in material misconduct. For purposes of this provision, material misconduct includes conduct adversely affecting the Company’s financial condition or results of operations, or conduct which constitutes fraud or theft of Company assets, any of which require the Company to make a restatement of its reported financial statements. If any material misconduct results in any error in financial information used in the determination of compensation paid to the recipient of any award and the effect of such error is to increase the payment amount pursuant to such award, the Compensation Committee may also require the recipient to reimburse the Company for all or a portion of such increase in compensation provided in connection with any such award. In addition, if there is a material restatement of the Company’s financial statements that affects the financial information used to determine the compensation paid to the recipient of an award, then the Compensation Committee may take whatever action it deems appropriate to adjust such compensation.

Compensation Consultant Independence

In furtherance of maintaining the independence of the Compensation Committee’s compensation consultant, the Compensation Committee has the sole authority to retain or terminate L&A.

In connection with its engagement of L&A, the Compensation Committee considered various factors bearing upon L&A’s independence including, but not limited to, the amount of fees received by L&A from the Company as a percentage of L&A’s total revenue, L&A’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact L&A’s independence. After reviewing these and other factors, the Compensation Committee determined that L&A was independent and that its engagement did not present any conflicts of interest. L&A also determined that it was independent from management and confirmed this to the Compensation Committee.

Recent Developments

On January 28, 2015, the Compensation Committee approved the terms and structure of the 2015 NOW Inc. Incentive Plan (the “2015 Incentive Plan”). The terms of the 2015 Incentive Plan are consistent with those described under “Annual Incentive Award” above.

On February 24, 2015, the Compensation Committee approved the terms and structure of the 2015 Long-Term Incentive grants to the Company’s employees (“LTIP”), with the inclusion of performance based awards for the Company’s executives. The terms of the 2015 LTIP are consistent with those described under “Long-Term Incentive Compensation” above.

Further to the above, the Compensation Committee approved the following specific grants to the Company’s executive officers:

On February 24, 2015, the Compensation Committee approved the grant of stock options to its executive officers pursuant to the NOW Inc. Long-Term Incentive Plan, as follows:

Name	Securities Underlying Options (#)
Robert Workman	104,158
Daniel Molinaro	31,247
Raymond Chang	23,808
David Cherechinsky	14,384

The exercise price of the stock options is $22.44 per share, which was the closing stock price of NOW Inc. common stock on the date of grant. The stock options have a term of seven years from the date of grant and vest in three equal annual installments beginning on the first anniversary of the date of the grant.

On February 24, 2015, the Compensation Committee approved the grant of time-based restricted stock to its executive officers pursuant to the NOW Inc. Long-Term Incentive Plan, as follows:

Name	Shares of Restricted Stock (3 Years) (#)
Robert Workman	34,719
Daniel Molinaro	10,416
Raymond Chang	7,936
David Cherechinsky	4,795

The restricted stock awards granted by the Company to its executive officers vest 100% on the third anniversary of the date of grant.

On February 24, 2015, the Compensation Committee approved the grant of performance share awards to its executive officers pursuant to the NOW Inc. Long-Term Incentive Plan, as follows:

Name	Performance Awards (Target # of Shares)
Robert Workman	34,719
Daniel Molinaro	10,416
Raymond Chang	7,936
David Cherechinsky	4,795

The performance share awards can be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into three equal, independent parts that are subject to three separate performance metrics: 33 1/3% with a TSR (total shareholder return) goal, 33 1/3% with an EBITDA percentage goal and 33 1/3% with a working capital as a percentage of revenue goal (working capital).

The Compensation Committee also designated an annual 2015 equity grant for Mr. Miller, the Company’s Executive Chairman, in the form of stock options, time-based restricted stock and performance share awards. Mr. Miller voluntarily requested that he be allowed to decline receiving such grant and waive his right to it. While the size of his grant was fully supported by market data, as confirmed by L&A, the Compensation Committee respected Mr. Miller’s wishes and allowed him to decline receiving such proposed grant.

Compensation Committee Report

The responsibilities of the Compensation Committee, which are set forth in the Compensation Committee Charter adopted by the Board of Directors, include approving and evaluating all compensation of directors and executive officers, including salaries, bonuses, and compensation plans, policies and programs of the Company.

We have reviewed and discussed with senior management the Compensation Discussion & Analysis section included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Company’s 2015 Proxy Statement.

Members of the Compensation Committee

Richard Alario, Committee Chairman

James Crandell

Michael Frazier

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Miller

The Company entered into an employment agreement on May 30, 2014 with Mr. Miller. Under the employment agreement, Mr. Miller is provided a base salary, currently set at one dollar ($1.00), as Mr. Miller has voluntarily waived his right to receive a base salary from the Company. The employment agreement also entitles him to receive an annual bonus and to participate in the Company’s incentive, savings and retirement plans. The agreement has a term of three years and is automatically extended on an annual basis. The agreement provides for a base salary, participation in employee incentive plans, and employee benefits as generally provided to all employees.

In addition, the agreement contains certain termination provisions. If the employment relationship is terminated by the Company for any reason other than

•	voluntary termination;

•	termination for cause (as defined);

•	death; or

•	long-term disability;

or if the employment relationship is terminated by the employee for Good Reason, as defined below, Mr. Miller is entitled to receive three times the amount of his current base salary, 3 times the amount equal to the total of the employer matching contributions under the Company’s 401k Plan and Supplemental Plan, and continual participation in the Company’s welfare and medical benefit plans. Mr. Miller will have the right, during the 60-day period after such termination, to elect to surrender all or part of any stock options held by him at the time of termination, whether or not exercisable, for a cash payment equal to the spread between the exercise price of the option and the highest reported per share sales price during the 60-day period prior to the date of termination. Any option not so surrendered will remain exercisable until the earlier of one year after the date of termination or the stated expiration date of the specific option grant.

Under the agreement, termination by Mr. Miller for “Good Reason” means

•	the assignment to him of any duties inconsistent with his current position or any action by the Company that results in a diminution in his position, authority, duties or responsibilities;

•	a failure by the Company to comply with the terms of the agreement; or

•	requiring Mr. Miller to relocate or to travel to a substantially greater extent than required at the date of the agreement.

The agreement also contains restrictions on competitive activities and solicitation of our employees for three years following the date of termination. After any such termination of employment, Mr. Miller will also have the option to participate in the Company’s welfare and medical benefit plans at employee rates and will be entitled to receive outplacement services valued at not more than 15% of base salary.

Workman

The Company entered into an employment agreement on May 30, 2014 with Mr. Workman. Under the employment agreement, Mr. Workman is provided a base salary, currently set at $600,000. The employment agreement also entitles him to receive an annual bonus and to participate in the Company’s incentive, savings and retirement plans. The agreement has a term of one year and is automatically extended on an annual basis. The agreement provides for a base salary, participation in employee incentive plans, and employee benefits as generally provided to all employees.

In addition, the agreement contains certain termination provisions. If the employment relationship is terminated by the Company for any reason other than

•	voluntary termination;

•	termination for cause (as defined);

•	death; or

•	long-term disability;

or if the employment relationship is terminated by the employee for Good Reason, as defined below, Mr. Workman is entitled to receive three times the amount of his current base salary, an amount equal to the total of the employer matching contributions under the Company’s 401k Plan and Supplemental Plan, and continual participation in the Company’s welfare and medical benefit plans. Further, any restricted stock held by Mr. Workman, not already vested, will be 100% vested.

Under the agreement, termination by Mr. Workman for “Good Reason” means

•	the assignment to him of any duties inconsistent with his current position or any action by the Company that results in a diminution in his position, authority, duties or responsibilities;

•	a failure by the Company to comply with the terms of the agreement; or

•	requiring Mr. Workman to relocate or to travel to a substantially greater extent than required at the date of the agreement.

The agreement also contains restrictions on competitive activities and solicitation of our employees for one year following the date of termination. After any such termination of employment, Mr. Workman will also have the option to participate in the Company’s welfare and medical benefit plans at employee rates and will be entitled to receive outplacement services valued at not more than 15% of base salary.

Molinaro, Chang, and Cherechinsky

The Company entered into employment agreements on May 30, 2014 with Messrs. Molinaro, Chang and Cherechinsky. Under the employment agreements, Messrs. Molinaro, Chang, and Cherechinsky are provided base salary. The agreements have a one-year term and are automatically extended on an annual basis. The agreements also provide for participation in employee incentive plans, and employee benefits as generally provided to all employees. If the employment relationship is terminated by the Company for any reason other than

•	voluntary termination;

•	termination for cause (as defined);

•	death; or

•	long-term disability;

or if the employment relationship is terminated by the employee for Good Reason, the employee is entitled to receive 2.5 times his current base salary (with the exception of Mr. Cherechinsky who would be entitled to receive 1.5 times his current base salary) and an amount equal to the total of the employer matching contributions under the Company’s 401k Plan and Supplemental Plan, and continual participation in the Company’s welfare and medical benefit plans. Further, any restricted stock held by the executive, not already vested, will be 100% vested.

Under the agreements, termination by Messrs. Molinaro, Chang, and/or Cherechinsky for “Good Reason” means:

•	the assignment to him of any duties inconsistent with his current position or any action by the Company that results in a diminution in his position, authority, duties or responsibilities;

•	a failure by the Company to comply with the terms of the agreement; or

•	requiring the executive to relocate or to travel to a substantially greater extent than required at the date of the agreement.

The agreements also contain restrictions on competitive activities and solicitation of our employees for one year following the date of termination. After any such termination of employment, the executive will also have the option to participate in the Company’s welfare and medical benefit plans at employee rates and will be entitled to receive outplacement services valued at not more than 15% of the executive’s base salary.

Additionally, the Company’s stock option agreements, restricted stock agreements, and performance award agreements provide for full vesting of unvested outstanding options, restricted stock and performance awards, respectively, in the event of a change of control of the Company and a change in the holder’s responsibilities following a change in control of the Company (a “double trigger”).

The Company’s employment agreements with its executives do not contain any “gross up” provisions for excise tax that could be imposed under Section 4999 of the Internal Revenue Code as a result of any payment or benefits provided to an executive under his employment agreement.

Potential Payments Upon Termination or Change in Control

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to the named executive officers in the event of a termination of employment or change in control of the Company.

The Company’s Compensation Committee believes the payment and benefit levels provided to its named executive officers under their employment agreements and/or change of control plans upon termination or change of control should correspond to the level of responsibility and risk assumed by the named executive officer. Thus, the payment and benefit levels for Mr. Miller, Mr. Workman, Mr. Molinaro, Mr. Chang and Mr. Cherechinsky are based on their levels of responsibility and market considerations at the time the Company entered into the relevant agreements. The Compensation Committee recognizes that it is not likely that the Company’s named executive officers would be retained by an acquirer in the event of a change of control. As a result, the Compensation Committee believes that a certain amount of cash compensation, along with immediate vesting of all unvested equity compensation, is an appropriate and sufficient incentive for the named executive officers to remain employed with the Company, even if a change of control were imminent. It is believed that these benefit levels should provide the Company’s named executive officers with reasonable financial security so that they could continue to make strategic decisions that impact the future of the Company.

The amount of compensation payable to each named executive officer in each situation is listed in the tables below.

The following table describes the potential payments upon termination or change in control of the Company as of December 31, 2014 for Merrill Miller, Jr., the Company’s Executive Chairman.

Executive Benefits and Payments Upon Termination (1)	Involuntary Not for Cause Termination (2)
Base Salary (3 times)	$3
Continuing medical benefits	$320,967
Retirement Contribution and Matching	$0
Value of Unvested Stock Options	$0
Value of Unvested Restricted Stock	$20,801,804
Outplacement Services (3)	$0

Total:	$21,122,774

(1)	For purposes of this analysis, we assumed the Executive’s compensation is as follows: base salary as of December 31, 2014 of $1.00. Unvested stock options include 102,764 options from 2012 grant at $35.529/share, 313,449 options from 2013 grant at $29.123/share, and 470,015 options from 2014 grant at $31.433/share. Unvested restricted stock includes 107,127 shares from 2012 grant, 167,404 shares from 2013 grants, and 533,934 shares from 2014 grants. Value of unvested stock options and restricted stock based on a share price of $25.73, the Company’s closing stock price on December 31, 2014.
(2)	Assumes the employment relationship is terminated by the Company for any reason other than voluntary termination, termination for cause, death, or disability, or if the employment relationship is terminated by the executive for “Good Reason”, as of December 31, 2014. Termination by the executive for “Good Reason” means the assignment to the employee of any duties inconsistent with his current position or any action by the Company that results in a diminution in the executive’s position, authority, duties or responsibilities; a failure by the Company to comply with the terms of the executive’s employment agreement; or the requirement of the executive to relocate or to travel to a substantially greater extent than required at the date of the employment agreement.
(3)	Executive also entitled to outplacement services valued at not more than 15% of base salary. For purposes of this analysis, we valued the outplacement services at 15% of base salary.

In the event of:

•	a Company termination of Mr. Miller’s employment for cause;

•	Mr. Miller’s voluntary termination of his employment with the Company (not for “Good Reason”); or

•	Mr. Miller’s employment with the Company is terminated due to his death or disability,

no extra benefits are payable by the Company to Mr. Miller as a result of any such events, other than accrued obligations and benefits owed by the Company to Mr. Miller (such as base salary through the date of termination and his outstanding balance in the Company’s 401k Plan and Supplemental Plan). In the event termination is not for cause, Mr. Miller would also be entitled to receive an amount equal to 50% of his base salary.

The following table describes the potential payments upon termination or change in control of the Company as of December 31, 2014 for Robert Workman, the Company’s President and Chief Executive Officer.

Executive Benefits and Payments Upon Termination (1)	Involuntary Not for Cause Termination (2)
Base Salary (3 times)	$1,500,000
Continuing medical benefits	$501,245
Retirement Contribution and Matching	$42,500
Value of Unvested Stock Options	$0
Value of Unvested Restricted Stock	$9,242,756
Outplacement Services (3)	$75,000

Total:	$11,361,501

(1)	For purposes of this analysis, we assumed the Executive’s compensation is as follows: base salary as of December 31, 2014 of $500,000. Unvested stock options include 23,013 options from 2012 grant at $35.529/share, 50,816 options from 2013 grant at $29.123/share, and 76,225 options from 2014 grant at $31.433/share. Unvested restricted stock includes 24,044 shares from 2012 grant, 57,696 shares from 2013 grants, and 277,481 shares from 2014 grants. Value of unvested stock options and restricted stock based on a share price of $25.73, the Company’s closing stock price on December 31, 2014.
(2)	Assumes the employment relationship is terminated by the Company for any reason other than voluntary termination, termination for cause, death, or disability, or if the employment relationship is terminated by the executive for “Good Reason”, as of December 31, 2014. Termination by the executive for “Good Reason” means the assignment to the employee of any duties inconsistent with his current position or any action by the Company that results in a diminution in the executive’s position, authority, duties or responsibilities; a failure by the Company to comply with the terms of the executive’s employment agreement; or the requirement of the executive to relocate or to travel to a substantially greater extent than required at the date of the employment agreement.
(3)	Executive also entitled to outplacement services valued at not more than 15% of base salary. For purposes of this analysis, we valued the outplacement services at 15% of base salary.

In the event of:

•	a Company termination of Mr. Workman’s employment for cause;

•	Mr. Workman’s voluntary termination of his employment with the Company (not for “Good Reason”); or

•	Mr. Workman’s employment with the Company is terminated due to his death or disability,

no extra benefits are payable by the Company to Mr. Workman as a result of any such events, other than accrued obligations and benefits owed by the Company to Mr. Workman (such as base salary through the date of termination and his outstanding balance in the Company’s 401k Plan and Supplemental Plan). In the event termination is not for cause, Mr. Workman would also be entitled to receive an amount equal to 50% of his base salary.

The following table describes the potential payments upon termination or change in control of the Company as of December 31, 2014 for Daniel Molinaro, the Company’s Senior Vice President and Chief Financial Officer.

Executive Benefits and Payments Upon Termination (1)	Involuntary Not for Cause Termination (2)
Base Salary (2.5 times)	$987,500
Continuing medical benefits	$245,140
Retirement Contribution and Matching	$37,525
Value of Unvested Stock Options	$0
Value of Unvested Restricted Stock	$3,093,930
Outplacement Services (3)	$59,250

Total:	$4,423,345

(1)	For purposes of this analysis, we assumed the Executive’s compensation is as follows: base salary as of December 31, 2014 of $395,000. Unvested stock options include 9,110 options from 2012 grant at $35.529/share, 20,125 options from 2013 grant at $29.123/share, and 30,188 options from 2014 grant at $31.433/share. Unvested restricted stock includes 4,761 shares from 2012 grant, 5,237 shares from 2013 grant, and 110,248 shares from 2014 grants. Value of unvested stock options and restricted stock based on a share price of $25.73, the Company’s closing stock price on December 31, 2014.
(2)	Assumes the employment relationship is terminated by the Company for any reason other than voluntary termination, termination for cause, death, or disability, or if the employment relationship is terminated by the executive for “Good Reason”, as of December 31, 2014. Termination by the executive for “Good Reason” means the assignment to the employee of any duties inconsistent with his current position or any action by the Company that results in a diminution in the executive’s position, authority, duties or responsibilities; a failure by the Company to comply with the terms of the executive’s employment agreement; or the requirement of the executive to relocate or to travel to a substantially greater extent than required at the date of the employment agreement.
(3)	Executive also entitled to outplacement services valued at not more than 15% of base salary. For purposes of this analysis, we valued the outplacement services at 15% of base salary.

In the event of:

•	a Company termination of Mr. Molinaro’s employment for cause;

•	Mr. Molinaro’s voluntary termination of his employment with the Company (not for “Good Reason”); or

•	Mr. Molinaro’s employment with the Company is terminated due to his death or disability,

no extra benefits are payable by the Company to Mr. Molinaro as a result of any such events, other than accrued obligations and benefits owed by the Company to Mr. Molinaro (such as base salary through the date of termination and his outstanding balance in the Company’s 401k Plan and Supplemental Plan). In the event termination is not for cause, Mr. Molinaro would also be entitled to receive an amount equal to 50% of his base salary.

The following table describes the potential payments upon termination or change in control of the Company as of December 31, 2014 for Raymond Chang, the Company’s Vice President and General Counsel.

Executive Benefits and Payments Upon Termination (1)	Involuntary Not for Cause Termination (2)
Base Salary (2.5 times)	$800,000
Continuing medical benefits	$941,317
Retirement Contribution and Matching	$24,000
Value of Unvested Stock Options	$0
Value of Unvested Restricted Stock	$2,408,096
Outplacement Services (3)	$48,000

Total:	$4,221,413

(1)	For purposes of this analysis, we assumed the Executive’s compensation is as follows: base salary as of December 31, 2014 of $320,000. Unvested stock options include 3,190 options from 2012 grant at $35.529/share, 7,044 options from 2013 grant at $29.123/share, and 15,093 options from 2014 grant at $31.433/share. Unvested restricted stock includes 1,666 shares from 2012 grant, 1,833 shares from 2013 grant, and 90,092 shares from 2014 grants. Value of unvested stock options and restricted stock based on a share price of $25.73, the Company’s closing stock price on December 31, 2014.
(2)	Assumes the employment relationship is terminated by the Company for any reason other than voluntary termination, termination for cause, death, or disability, or if the employment relationship is terminated by the executive for “Good Reason”, as of December 31, 2014. Termination by the executive for “Good Reason” means the assignment to the employee of any duties inconsistent with his current position or any action by the Company that results in a diminution in the executive’s position, authority, duties or responsibilities; a failure by the Company to comply with the terms of the executive’s employment agreement; or the requirement of the executive to relocate or to travel to a substantially greater extent than required at the date of the employment agreement.
(3)	Executive also entitled to outplacement services valued at not more than 15% of base salary. For purposes of this analysis, we valued the outplacement services at 15% of base salary.

In the event of:

•	a Company termination of Mr. Chang’s employment for cause;

•	Mr. Chang’s voluntary termination of his employment with the Company (not for “Good Reason”); or

•	Mr. Chang’s employment with the Company is terminated due to his death or disability,

no extra benefits are payable by the Company to Mr. Chang as a result of any such events, other than accrued obligations and benefits owed by the Company to Mr. Chang (such as base salary through the date of termination and his outstanding balance in the Company’s 401k Plan and Supplemental Plan). In the event termination is not for cause, Mr. Chang would also be entitled to receive an amount equal to 50% of his base salary.

The following table describes the potential payments upon termination or change in control of the Company as of December 31, 2014 for David Cherechinsky, the Company’s Vice President and Chief Accounting Officer:

Executive Benefits and Payments Upon Termination (1)	Involuntary Not for Cause Termination (2)
Base Salary (1.5 times)	$330,000
Continuing medical benefits	$812,308
Retirement Contribution and Matching	$24,750
Value of Unvested Stock Options	$0
Value of Unvested Restricted Stock	$1,814,943
Outplacement Services (3)	$33,000

Total:	$3,015,001

(1)	For purposes of this analysis, we assumed the Executive’s compensation is as follows: base salary as of December 31, 2014 of $220,000. Unvested stock options include 3,190 options from 2012 grant at $35.529/share, 7,044 options from 2013 grant at $29.123/share, and 10,565 options from 2014 grant at $31.433/share. Unvested restricted stock includes 1,666 shares from 2012 grant, 1,833 shares from 2013 grant, and 67,039 shares from 2014 grants. Value of unvested stock options and restricted stock based on a share price of $25.73, the Company’s closing stock price on December 31, 2014.
(2)	Assumes the employment relationship is terminated by the Company for any reason other than voluntary termination, termination for cause, death, or disability, or if the employment relationship is terminated by the executive for “Good Reason”, as of December 31, 2014. Termination by the executive for “Good Reason” means the assignment to the employee of any duties inconsistent with his current position or any action by the Company that results in a diminution in the executive’s position, authority, duties or responsibilities; a failure by the Company to comply with the terms of the executive’s employment agreement; or the requirement of the executive to relocate or to travel to a substantially greater extent than required at the date of the employment agreement.
(3)	Executive also entitled to outplacement services valued at not more than 15% of base salary. For purposes of this analysis, we valued the outplacement services at 15% of base salary.

In the event of:

•	a Company termination of Mr. Cherechinsky’s employment for cause;

•	Mr. Cherechinsky’s voluntary termination of his employment with the Company (not for “Good Reason”); or

•	Mr. Cherechinsky’s employment with the Company is terminated due to his death or disability,

no extra benefits are payable by the Company to Mr. Cherechinsky as a result of any such events, other than accrued obligations and benefits owed by the Company to Mr. Cherechinsky (such as base salary through the date of termination and his outstanding balance in the Company’s 401k Plan and Supplemental Plan). In the event termination is not for cause, Mr. Cherechinsky would also be entitled to receive an amount equal to 50% of his base salary.

EXECUTIVE COMPENSATION

The following table sets forth for the year ended December 31, 2014 the compensation paid by the Company to its Chief Executive Officer and Chief Financial Officer and three other most highly compensated executive officers (the “Named Executive Officers”) serving in such capacity at December 31, 2014.

Summary Compensation Table

Name and Principal Position (a)	Year	Salary ($)(4)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqual- ified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)(3)	Total ($)
	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Merrill Miller, Jr. Executive Chairman	2014	$1	—	$11,000,013	—	—	—	—	$11,000,014
Robert Workman President & Chief Executive Officer	2014	$291,667	—	$6,300,026	—	$250,000	—	$12,981	$6,854,674
Daniel Molinaro Senior VP & Chief Financial Officer	2014	$230,417	—	$2,400,000	—	$158,000	—	$22,038	$2,810,455
Raymond Chang VP, General Counsel, & Secretary	2014	$186,667	—	$1,900,020	—	$128,000	—	$9,415	$2,224,102
David Cherechinsky VP & Chief Accounting Officer	2014	$128,333	—	$1,350,006	—	$103,125	—	$7,890	$1,589,354

(1)	The amounts reported in this column represent the aggregate grant date fair value of stock awards granted in the relevant year compiled in accordance with FASB Topic 718, excluding forfeiture estimates. Refer to the Company’s 2014 Annual Report on Form 10-K, for all relevant valuation assumptions used to determine the grant date fair value of the stock awards included in this column. 2014 stock award reflects a one-time restricted stock grant made to the Named Executive Officers as a result of the spin-off from National Oilwell Varco. For a more detailed discussion, see the section titled “Compensation Discussion and Analysis – Spin-Off Equity Grant”.
(2)	The amounts reported in this column represent the aggregate grant date fair value of option awards granted in the relevant year compiled in accordance with FASB Topic 718, excluding forfeiture estimates. Refer to the Company’s 2014 Annual Report on Form 10-K, for all relevant valuation assumptions used to determine the grant date fair value of option awards included in this column.
(3)	The amounts include:
(a)	The Company’s cash contributions for 2014 under the 401k Plan, a defined contribution plan, on behalf of Mr. Miller - $0; Mr. Workman - $12,981; Mr. Molinaro - $14,264; Mr. Chang - $9,415; and Mr. Cherechinsky - $7,890.
(b)	The Company’s cash contributions for 2014 under the Supplemental Plan, a defined contribution plan, on behalf of Mr. Miller - $0; Mr. Workman - $0; Mr. Molinaro - $7,774; Mr. Chang - $0; and Mr. Cherechinsky - $0.
(4)	Base salary for Named Executive Officers for 2014 only includes that portion of annual base salary received by the executive from the Company after its spin-off from National Oilwell Varco in 2014. The annual base salaries of the executives as of December 31, 2014 were as follows: Mr. Miller - $1; Mr. Workman - $500,000; Mr. Molinaro- $395,000; Mr. Chang - $320,000; and Mr. Cherechinsky - $220,000.
(5)	The non-equity incentive plan payments to the Named Executive Officers of the Company for 2014 were made under the structure of National Oilwell Varco’s annual incentive plan, under which the executives participated in prior to the spin-off from National Oilwell Varco. Starting in 2015, the Named Executive Officers will participate in the NOW Inc. Annual Incentive Plan.

Grants of Plan Based Awards

The following table provides information concerning stock options and restricted stock awards granted to Named Executive Officers during the fiscal year ended December 31, 2014. The Company has granted no stock appreciation rights.

Grants of Plan-Based Awards

Name (a)	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)(1)	Options (#)	Awards ($/Sh)	Option Awards (2)
	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Merrill Miller, Jr.	2014	—	—	—	—	—	—	385,830	—	—	$11,000,013
Robert Workman	2014	—	—	—	—	—	—	220,976	—	—	$6,300,026
Daniel Molinaro	2014	—	—	—	—	—	—	84,181	—	—	$2,400,000
Raymond Chang	2014	—	—	—	—	—	—	66,644	—	—	$1,900,020
David Cherechinsky	2014	—	—	—	—	—	—	47,352	—	—	$1,350,006

(1)	On November 17, 2014, each of the Named Executive Officers was granted an award of restricted stock. The grants vest 100% on the sixth anniversary of the date of grant. For a more detailed discussion, see the section titled “Compensation Discussion and Analysis – Spin-Off Equity Grant”.
(2)	Assumptions made in calculating the value of option and restricted stock awards are further discussed in Item 15. Exhibits and Financial Statement Schedules – Notes to Consolidated Financial Statements, Note 16, of the Company’s Form 10-K for the fiscal year ended December 31, 2014. The grant date fair value of the restricted stock awards are as follows: Mr. Miller - $11,000,013; Mr. Workman - $6,300,026; Mr. Molinaro - $2,400,000; Mr. Chang - $1,900,020; and Mr. Cherechinsky - $1,350,006.

Exercises and Holdings of Previously-Awarded Equity Disclosure

The following table provides information regarding outstanding awards that have been granted to Named Executive Officers where the ultimate outcomes of such awards have not been realized, as of December 31, 2014. The table includes awards received by the Named Executive Officers while employed under National Oilwell Varco (NOV awards granted prior to the spin-off) which were converted into Company awards as a result of the spin-off from National Oilwell Varco.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)		(j)
Merrill Miller, Jr.	264,248				$33.521	2/23/21
	205,526	102,764	(2)		$35.529	2/22/22
	156,723	313,449	(3)		$29.123	2/16/23
		470,015	(4)		$31.433	2/26/24
									107,127	(5)	$2,756,378
									167,404	(6)	$4,307,305
									148,104	(7)	$3,810,716
									385,830	(9)	$9,927,406
Robert Workman	56,182				$33.521	2/23/21
	46,024	23,013	(2)		$35.529	2/22/22
	25,409	50,816	(3)		$29.123	2/16/23
		76,225	(4)		$31.433	2/26/24
									24,044	(5)	$618,652
									57,696	(6)	$1,484,518
									26,748	(7)	$688,226
									29,757	(8)	$765,648
									220,976	(9)	$5,685,712
Daniel Molinaro	27,960				$33.521	2/23/21
	18,219	9,110	(2)		$35.529	2/22/22
	10,063	20,125	(3)		$29.123	2/16/23
		30,188	(4)		$31.433	2/26/24
									4,761	(5)	$122,501
									5,237	(6)	$134,748
									5,237	(7)	$134,748
									20,830	(8)	$535,956
									84,181	(9)	$2,165,977

Raymond Chang	11,569			$33.521	2/23/21
	6,375	3,190	(2)	$35.529	2/22/22
	3,521	7,044	(3)	$29.123	2/16/23
		15,093	(4)	$31.433	2/26/24
						1,666	(5)	$42,866
						1,833	(6)	$47,163
						2,618	(7)	$67,361
						20,830	(8)	$535,956
						66,644	(9)	$1,714,750
David Cherechinsky	3,808			$10.905	2/21/19
	11,653			$18.512	2/17/20
	11,569			$33.521	2/23/21
	6,375	3,190	(2)	$35.529	2/22/22
	3,521	7,044	(3)	$29.123	2/16/23
		10,565	(4)	$31.433	2/26/24
						1,666	(5)	$42,866
						1,833	(6)	$47,163
						1,833	(7)	$47,163
						17,854	(8)	$459,383
						47,352	(9)	$1,218,367

(1)	Calculations based upon the closing price ($25.73) of the Company’s common stock on December 31, 2014, the last trading day of the year.
(2)	2012 NOV Stock Option Grant - Stock options vest at the rate of 33 1/3%/year, with vesting dates of 2/21/13, 2/21/14 and 2/21/15.
(3)	2013 NOV Stock Option Grant - Stock options vest at the rate of 33 1/3%/year, with vesting dates of 2/15/14, 2/15/15 and 2/15/16.
(4)	2014 NOV Stock Option Grant - Stock options vest at the rate of 33 1/3%/year, with vesting dates of 2/25/15, 2/25/16 and 2/25/17.
(5)	2012 NOV Restricted Stock Award – The Grant vests 100% on the third anniversary of the date of grant.
(6)	2013 NOV Restricted Stock Award – The Grant vests 100% on the third anniversary of the date of grant.
(7)	2014 NOV Restricted Stock Award – The Grant vests 100% on the third anniversary of the date of grant.
(8)	2014 NOV Restricted Stock Award – The Grant vests 100% on the fourth anniversary of the date of grant.
(9)	November 2014 Restricted Stock Award – The Grant vests 100% on the sixth anniversary of the date of grant.

The following table provides information on the amounts received by the Named Executive Officers during 2014 upon exercise of stock options or vesting of stock awards.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
	(b)	(c)	(d)	(e)
Merrill Miller, Jr.	0	$0	0	$0
Robert Workman	0	$0	0	$0
Daniel Molinaro	0	$0	0	$0
Raymond Chang	0	$0	0	$0
David Cherechinsky	0	$0	0	$0

Post-Employment Compensation

The following table provides information on nonqualified deferred compensation provided under the Supplemental Plan to the Named Executive Officers during the fiscal year ended December 31, 2014. For a more detailed discussion, see the section titled “Compensation Discussion and Analysis – Retirement, Health and Welfare Benefits”.

Nonqualifed Deferred Compensation

Name (a)	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
	(b)	(c)	(d)	(e)	(f)
Merrill Miller, Jr.	$0	$0	$0	—	$0
Robert Workman	$0	$0	$0	—	$0
Daniel Molinaro	$41,019	$7,774	$1,581	—	$50,374
Raymond Chang	$0	$0	$0	—	$0
David Cherechinsky	$0	$0	$0	—	$0

(1)	Executive contributions were from the executive’s salary and are included in the Summary Compensation Table under the “Salary” column.
(2)	Registrant contributions are included in the Summary Compensation Table under the “All Other Compensation” column.
(3)	Aggregate earnings reflect the returns of the investment funds selected by the executives and are not included in the Summary Compensation Table.

Certain Relationships and Related Transactions

We transact business with companies with which certain of our Directors are affiliated. All transactions with these companies are on terms competitive with other third party vendors, and none of these is material either to us or any of these companies.

A “conflict of interest” occurs when a director or executive officer’s private interest interferes in any way, or appears to interfere, with the interests of the Company. Conflicts of interest can arise when a director or executive officer, or a member of his or her immediate family, have a direct or indirect material interest in a transaction with us. Conflicts of interest also arise when a director or executive officer, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position as a director or executive officer of the Company. The Company’s Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers provides that directors and executive officers must avoid conflicts of interests with the Company. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company must be disclosed immediately to the Chair of the Company’s Audit Committee for his review and approval or ratification. This code also provides that the Company shall not make any personal loans or extensions of credit to nor become contingently liable for any indebtedness of directors or executive officers or a member of his or her family.

DIRECTOR COMPENSATION

Directors who are employees of the Company do not receive compensation for serving on the Board of Directors. The following table sets forth the compensation paid by the Company to its non-employee members of the Board of Directors for the year ended December 31, 2014.

Director Compensation

Name (a)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
	(b)	(c)(1)	(d)	(e)	(f)	(g)	(h)
Richard Alario	$72,500	$120,004	—	—	—	—	$192,504
Terry Bonno	$65,125	$120,004	—	—	—	—	$185,129
Galen Cobb	$65,125	$120,004	—	—	—	—	$185,129
James Crandell	$65,000	$120,004	—	—	—	—	$185,004
Rodney Eads	$74,500	$120,004	—	—	—	—	$194,504
Michael Frazier	$72,500	$120,004	—	—	—	—	$192,504
J. Wayne Richards	$75,125	$120,004	—	—	—	—	$195,129

(1)	The aggregate number of outstanding shares of restricted stock as of December 31, 2014 for each director are as follows: Mr. Alario – 3,642; Ms. Bonno – 3,642; Mr. Cobb – 3,642; Mr. Crandell – 3,642; Mr. Eads – 3,642; Mr. Frazier – 3,642; and, Mr. Richards – 3,642.

Board Compensation

Members of the Company’s Board of Directors who are not full-time employees of the Company receive the following cash compensation:

•	For service on the Board of Directors – an annual retainer of $70,000, paid quarterly;

•	For service as chairperson of the audit committee of the Board of Directors – an annual retainer of $20,000, paid quarterly;

•	For service as chairperson of the compensation committee of the Board of Directors – an annual retainer of $15,000, paid quarterly;

•	For service as chairperson of the nominating/corporate governance committee of the Board of Directors – an annual retainer of $15,000, paid quarterly;

•	For service as a member of the audit committee of the Board of Directors – an annual retainer of $7,500, paid quarterly;

•	For service as a member of the compensation committee of the Board of Directors – an annual retainer of $5,000, paid quarterly;

•	For service as a member of the nominating/corporate governance committee of the Board of Directors – an annual retainer of $5,000, paid quarterly; and

•	$2,000 for each Board meeting and each committee meeting attended.

The Lead Director receives an annual retainer of $20,000, paid quarterly.

Directors of the Board who are also employees of the Company do not receive any compensation for their service as directors.

Members of the Board are also eligible to receive stock options and awards, including restricted stock, performance awards, phantom shares, stock payments, or SARs under the NOW Inc. Long-Term Incentive Plan.

The Board approved the grant of 3,642 shares of restricted stock awards on August 27, 2014 to each non-employee director under the NOW Inc. Long-Term Incentive Plan. The restricted stock award shares vest in full on the first anniversary of the date of the grant.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the SEC require that the Company disclose late filings of reports of stock ownership (and changes in stock ownership) by its directors, executive officers, and beneficial owners of more than ten percent of the Company’s stock. The Company has undertaken responsibility for preparing and filing the stock ownership forms required under Section 16(a) of the Securities and Exchange Act of 1934, as amended, on behalf of its officers and directors. Based upon a review of forms filed and information provided by the Company’s officers and directors, we believe that all Section 16(a) reporting requirements were met during 2014.

STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

If you wish to submit a proposal to be included in our 2016 Proxy Statement, we must receive it on or before December 19, 2015. Please address your proposal to: Raymond Chang, Vice President, General Counsel and Secretary, NOW Inc., 7402 N. Eldridge Parkway, Houston, TX 77041.

If you wish to otherwise introduce any item of business for consideration at our 2016 annual meeting, you must comply with the procedures specified in our bylaws and the rules of the SEC, including giving written notice of such item of business no later than January 18, 2016 nor earlier than December 19, 2015 to: Raymond Chang, Vice President, General Counsel and Secretary, NOW Inc., 7402 N. Eldridge Parkway, Houston, TX 77041.

ANNUAL REPORT AND OTHER MATTERS

At the date this Proxy Statement went to press, we did not know of any other matters to be acted upon at the meeting other than the election of directors, ratification of the appointment of independent auditors, approval on an advisory basis of the compensation of our named executive officers, recommendation of a frequency for the advisory vote on named executive officer compensation, and approval of the NOW Inc. Annual Cash Incentive Plan for Executive Officers, as discussed in this Proxy Statement. If any other matter is presented, proxy holders will vote on the matter in accordance with their best judgment.

NOW Inc.’s 2014 Annual Report on Form 10-K filed on February 25, 2015 is included in this mailing, but is not considered part of the proxy solicitation materials.

By order of the Board of Directors,

/s/ Raymond Chang

Raymond Chang
Vice President, General Counsel and Secretary

Houston, Texas

April 17, 2015

Appendix I

NOW INC.

ANNUAL INCENTIVE PLAN

Purpose

The NOW Inc. Annual Incentive Plan (the “Plan”) is intended to promote the interests of NOW Inc., a Delaware Corporation, (the “Company”) and its shareholders by providing designated Executives with incentive compensation that is correlated with the achievement of specified performance goals. The Plan is intended to provide annual incentive compensation, primarily to Executives who are considered to be “covered employees” within the meaning of Section 162(m)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), that is considered “performance-based compensation” under Code Section 162(m) and thus not subject to the annual compensation deduction limit under Section 162(m).

ARTICLE I

DEFINITIONS

For purposes of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

1.1 “Base Salary” means the regular, annual, base salary payable by the Employer for a Performance Period to a Participant for services rendered, but excluding Incentive Compensation payable under the Plan, income derived from stock options, restricted stock awards, fringe benefits, and any bonuses, incentive compensation, special awards or other extraordinary remuneration. The Committee shall stipulate a Participant’s Base Salary for purposes of computing Incentive Compensation awarded under the Plan to the Participant.

1.2 “Beneficiary” means the beneficiary or beneficiaries designated to receive any amounts payable under the Plan pursuant to Section 6.2 upon the Participant’s death.

1.3 “Board” means the Board of Directors of the Company.

1.4 “Cause” when used in connection with the termination of a Participant’s employment, shall mean (i) the Participant’s gross negligence or willful misconduct in the performance of Participant’s duties with respect to the Company or a Subsidiary or (ii) Participant’s final conviction of a misdemeanor involving moral turpitude or a felony.

1.5 “Change of Control” means the occurrence of one of the following events: (a) a report is filed with the SEC on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as promulgated pursuant to the Exchange Act, disclosing that any “person” (as the term “person” is used in Section 13(d) or Section 14(d)(2) of the Exchange Act) is or has become a beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities; (b) the Company is merged or consolidated with another corporation and, as a result thereof, securities representing less than 50% of the combined voting power of the surviving or resulting corporation’s securities (or of the securities of a parent corporation in case of a merger in which the surviving or resulting corporation becomes a wholly-owned subsidiary of the parent corporation) are owned in the aggregate by holders of the Company’s securities immediately before such merger or consolidation; (c) all or substantially all of the assets of the Company are sold in a single transaction or a series of related transactions to a single purchaser or a group of affiliated purchasers; or (d) during any period of 24 consecutive months, individuals who were directors of the Board at the beginning of the period cease to constitute at least a majority of the Board unless the election, or nomination for election by the Company’s shareholders, of more than one half of any new directors was approved by a vote of at least two-thirds of the directors of the Board then still in office who were directors of the Board at the beginning of the 24 month period.

Notwithstanding the foregoing provisions of this Section 1.5, to the extent that any payment or acceleration hereunder is subject to Code Section 409A as deferred compensation, the term Change of Control shall mean an event described in the foregoing definition of Change of Control that also constitutes a change in control event as defined in Treasury regulation section 1.409A-3(i)(5).

1.6 “Code” means the Internal Revenue Code of 1986, as amended. References herein to any Section of the Code shall also refer to any successor provision thereof, and the regulations and other authority issued thereunder by the appropriate governmental authority.

1.7 “Committee” means the Compensation Committee of the Board. The Committee shall be comprised solely of two (2) or more non-employee members of the Board who qualify to administer the Plan as “disinterested directors” under Rule 16b-3 of the Exchange Act, and as “outside directors” under Code Section 162(m).

1.8 “Company” means NOW Inc., a Delaware corporation, or its successor in interest.

1.9 “Employer” means the Company and any Subsidiary.

1.10 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.11 “Executive” means an officer of the Company or a Subsidiary.

1.12 “Incentive Compensation” means the compensation approved by the Committee to be awarded to a Participant for any Performance Period under the Plan.

1.13 “Involuntary Termination” means a Participant’s termination from employment with the Employer on or within twelve months following a Change of Control that is either (i) initiated by the Employer for reasons other than Cause, or (ii) initiated by the Participant after (a) a reduction by the Employer of the Participant’s authority, duties or responsibilities as in effect immediately prior to the Change of Control (excluding for this purpose (x) an insubstantial reduction of such authorities, duties or responsibilities or an insubstantial reduction of the Participant’s offices, titles and reporting requirements, or (y) an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Employer promptly after receipt of notice thereof given by Participant), (b) a reduction of Participant’s Base Salary or total compensation as in effect immediately prior to the Change of Control (total compensation means for this purpose: Base Salary, participation in this Plan, and participation in a long-term incentive plan), or (c) the Participant’s transfer, without the Participant’s express written consent, to a location which is outside the general metropolitan area in which the Participant’s principal place of business immediately prior to the Change of Control may be located or the Employer’s requiring the Participant to travel on Employer business to a substantially greater extent than required immediately prior to the Change of Control.

1.14 “Participant” means an Executive who is selected by the Committee to participate in the Plan pursuant to Article III for any Performance Period.

1.15 “Performance Criteria” means the business criteria that are specified by the Committee pursuant to Article VII.

1.16 “Performance Goal” means (a) the selected Performance Criteria and (b) the objective goals established relative to such Performance Criteria, as determined by the Committee for any Performance Period.

1.17 “Performance Period” means the Company’s fiscal year or such other period selected by the Committee for the award of Incentive Compensation.

1.18 “Plan” means the NOW Inc. Annual Incentive Plan, as it may be amended from time to time.

1.19 “SEC” means the Securities and Exchange Commission or any successor thereto.

1.20 “Subsidiary” means any corporation (whether now or hereafter existing) which constitutes a “subsidiary” of the Company, as defined in Code Section 424(f), and any limited liability company, partnership, joint venture, or other entity in which the Company controls more than fifty percent (50%) of its voting power or equity interests.

ARTICLE II

ADMINISTRATION

Subject to the terms and conditions of this Article II, the Plan shall be administered by the Committee. The Committee shall have the power, in its discretion, to take such actions as may be necessary to carry out the provisions of the Plan and the authority to control and manage the operation and administration of the Plan. In order to effectuate the purposes of the Plan, the Committee shall have the discretionary power and authority to construe and interpret the Plan, to supply any omissions therein, to reconcile and correct any errors or inconsistencies, to decide any questions in the administration and application of the Plan, and to make equitable adjustments for any mistakes or errors made in the administration of the Plan. All such actions or determinations made by the Committee, and the application of rules and regulations to a particular case or issue by the Committee, in good faith, shall not be subject to review by anyone, but shall be final, binding and conclusive on all persons ever interested hereunder.

In construing the Plan and in exercising its power under provisions requiring the Committee’s approval, the Committee shall attempt to ascertain the purpose of the provisions in question, and when the purpose is known or reasonably ascertainable, the purpose shall be given effect to the extent feasible as determined by the Committee. Likewise, the Committee is authorized to determine all questions with respect to the individual rights of all Participants under the Plan, including, but not limited to, all issues with respect to eligibility. The Committee shall have all powers necessary or appropriate to accomplish its duties under the Plan including, but not limited to, the power to:

(a) designate the Executives who are eligible to participate in the Plan as Participants;

(b) maintain records of all Plan transactions and other data in the manner necessary for proper administration of the Plan;

(c) adopt rules of procedure and regulations necessary for the proper and efficient administration of the Plan, provided the rules and regulations are not inconsistent with the terms of the Plan as set out herein;

(d) enforce the terms of the Plan and the rules and regulations it adopts;

(e) review claims and render decisions on claims for benefits under the Plan;

(f) furnish the Company or the Participants, upon request, with information that the Company or the Participants may require for tax or other purposes;

(g) employ agents, attorneys, accountants or other persons (who also may be employed by or represent the Company) for such purposes as the Committee deems necessary or desirable in connection with its duties hereunder; and

(h) perform any other acts necessary or appropriate for the proper management and administration of the Plan.

The Committee may delegate to one or more members of the Committee any of its administrative duties under the Plan pursuant to such conditions or limitations as the Committee may establish from time to time by directive or practice; provided, however, the Committee cannot delegate to such member(s) the power or authority to (i) award Incentive Compensation under the Plan or (ii) to take any action which would contravene the requirements of Code Section 162(m) or the Sarbanes-Oxley Act of 2002.

ARTICLE III

ELIGIBILITY

For each Performance Period, the Committee shall select the particular Executives to whom Incentive Compensation may be awarded under the Plan for such Performance Period. Executives who participate in the Plan may also participate in other incentive or benefit plans maintained by an Employer.

ARTICLE IV

ESTABLISHMENT OF INCENTIVE COMPENSATION TARGETS

4.1 Incentive Compensation Award Target. For each award of Incentive Compensation for a Performance Period, the Committee will establish the level or levels of targeted Incentive Compensation for each Participant within the first ninety (90) days of the Performance Period (or within such shorter deadline as may apply under Code Section 162(m) if the Performance Period is less than 12 months). The Incentive Compensation targets for each Participant that are established by the Committee will be expressed as a percentage of such Participant’s Base Salary; provided, however, in no event will a Participant’s Incentive Compensation exceed five million dollars ($5,000,000) for any single Performance Period.

4.2 Increase in Incentive Compensation. Under no circumstances may the amount of any Incentive Compensation awarded to any Participant for a specified Performance Period be increased by the Committee without requisite shareholder approval to the extent required by Code Section 162(m).

ARTICLE V

DETERMINATION OF GOALS FOR INCENTIVE COMPENSATION

5.1 Establishment of Performance Goals. For each Performance Period for which the Committee determines to establish potential Incentive Compensation awards for one or more Participants, the Committee, within the first ninety (90) days of such Performance Period (or within such shorter deadline as may apply under Code Section 162(m) if the Performance Period is less than 12 months), will set forth in writing all of the terms and conditions of such Incentive Compensation awards, including: (a) the Performance Goals for the Performance Period, including the Performance Criteria and the objective goals established relative to such Performance Criteria, which may include a threshold, target and maximum level of achievement, and the relative weighting of each Performance Goal in determining the Participant’s actual Incentive Compensation; provided, however, the outcome of such Performance Goals must be substantially uncertain at the time they are established by the Committee; and (b) with respect to each Participant, the maximum percentage of his Incentive Compensation payable upon attaining each level of achievement of the Performance Goals.

5.2 Determination. Within a reasonable period of time after the end of each Performance Period, the Committee shall determine the extent to which the Performance Goals assigned to each Participant were achieved for the Performance Period, and based solely on such achievement, shall approve the calculation of the Participant’s actual Incentive Compensation award. No Incentive Compensation is payable hereunder unless at least the designated threshold level or levels for such Performance Goals have been achieved, as determined by the Committee.

5.3 Committee Discretion. The Committee shall have no discretion to approve an amount of Incentive Compensation to be paid to a Participant under the Plan that is in excess of the amount determined pursuant to the pre-established Incentive Compensation award granted to the Participant for the applicable Performance Period but may reduce or eliminate such payments as provided for in the award agreement.

ARTICLE VI

PAYMENT OF INCENTIVE COMPENSATION

6.1 Form and Time of Payment. Subject to Section 6.2, a Participant’s Incentive Compensation for each Performance Period, if any, shall be paid in a cash lump sum (net of applicable tax and other required withholdings) as soon as practicable after (a) the results for such Performance Period have been finalized and (b) the Committee has certified, in writing, that the applicable Performance Goals have been satisfied for the Performance Period. For purposes of the preceding sentence, approved minutes of the Committee meeting in which the certification is made shall be treated as written certification. The Incentive Compensation shall be paid under the Plan within two and one-half (2 1/2) months after the end of the calendar year in which the Performance Period relating to such Incentive Compensation ends.

6.2 Payment in the Event of Termination.

(a) If a Participant’s employment terminates for any reason prior to the end of a Performance Period, then such Participant shall immediately forfeit and relinquish any and all rights and claims to receive any Incentive Compensation hereunder for such Performance Period, except as otherwise provided by the Committee.

(b) If a Participant’s employment terminates for any reason after the end of a Performance Period but prior to the date of actual payment pursuant to Section 6.1, then such Participant (or Participant’s Beneficiary in the event employment is terminated due to death) shall be entitled to the Incentive Compensation payment determined by the Committee to be due and payable to such Participant; provided, however, that if (i) such Participant’s employment is terminated for Cause, or (ii) such Participant voluntarily terminates employment with the Company (excluding an Involuntary Termination) during the period after the end of a Performance Period but prior to the date of actual payment pursuant to Section 6.1, then such Participant shall immediately forfeit and relinquish any and all rights and claims to receive any Incentive Compensation hereunder for such Performance Period.

ARTICLE VII

PERFORMANCE CRITERIA

As determined by the Committee, Incentive Compensation payable under the Plan is subject to the performance objectives relating to one or more of the following Performance Criteria (with respect to the Company, any Subsidiary or any division, operating unit or product line): net earnings (either before or after interest, taxes, depreciation and/or amortization), sales, revenue, net income (either before or after taxes), operating profit, EBITDA, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, return on sales, gross or net profit margin, customer or sales channel revenue or profitability, productivity, expense, margins, cost reductions, controls or savings, operating efficiency, customer satisfaction, corporate value measures (including, but not limited to, compliance, safety, environmental and personnel matters), working capital, strategic initiatives, economic value added, earnings per share, earnings per share from operations, price per share of stock, and market share. Performance Criteria may be stated in absolute terms or relative to comparison companies or indices to be achieved during a Performance Period.

The Committee shall establish one or more Performance Criteria for each award of Incentive Compensation to a Participant. In establishing the Performance Criteria for each award of Incentive Compensation, the Committee may provide that the effect of specified extraordinary or unusual events will be included or excluded (including, but not limited to, all items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of business or related to a change in accounting principle, all as determined in accordance with standards set by Opinion No. 30 of the Accounting Principles Board (APB Opinion 30) or other authoritative financial accounting standards). The terms of the stated Performance Criteria for each applicable award of Incentive Compensation must preclude the Committee’s discretion to increase the amount payable to any Participant that would otherwise be due upon attainment of the Performance Criteria. The Performance Criteria specified need not be applicable to all awards of Incentive Compensation, and may be particular or unique to an individual Participant’s function, duties or business unit.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1 Non-Assignability. A Participant cannot alienate, assign, pledge, encumber, transfer, sell or otherwise dispose of any rights or benefits under the Plan prior to the actual receipt thereof; and any attempt to alienate, assign, pledge, sell, transfer or assign prior to such receipt, or any levy, attachment, execution or similar process upon any such rights or benefits, shall be null and void.

8.2 No Right to Continue in Employment. Nothing in the Plan confers upon any Participant the right to continue in the employ of the Company or any Subsidiary, or interferes with or restricts in any way the right of the Employer to discharge any Participant at any time (subject to any contract rights of such Participant).

8.3 Indemnification of Committee Members. Each person who is or was a member of the Committee shall be indemnified by the Company against and from any damage, loss, liability, cost and expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which he is or may be a party, or in which he may be involved, by reason of any action taken or failure to act under the Plan, except for any such act or omission constituting willful misconduct or gross negligence. Each such person shall be indemnified by the Company for all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such action, suit, or proceeding against such person, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled from the Company, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

8.4 No Plan Funding. The Plan shall at all times be entirely unfunded and no provision shall be made with respect to segregating any assets of any Employer for payment of any amounts due hereunder. No Participant, Beneficiary, or other person or entity shall have any interest in any particular assets of an Employer by reason of the right to receive any Incentive Compensation under the Plan until such payment is actually received by such person. Participants and Beneficiaries shall have only the rights of general unsecured creditors of the Company.

8.5 Governing Law. The Plan shall be construed in accordance with the laws of the State of Texas without regard to its conflicts of law provisions.

8.6 Binding Effect. The Plan shall be binding upon and inure to the benefit of the Employer and its successors and assigns, and the Participants and their Beneficiaries, heirs, and personal representatives.

8.7 Construction of Plan. The captions used in the Plan are for convenience of reference only and shall not be construed in interpreting the Plan. Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall also include the plural, and conversely.

8.8 Integrated Plan. The Plan constitutes the final and complete expression of agreement among the parties hereto with respect to the subject matter hereof.

8.9 Compliance with Code Section 409A. The Plan is not intended to provide for the payment of any nonqualified deferred compensation that is subject to Code Section 409A. However, to the extent that any payment under the Plan is determined by the Committee to be nonqualified deferred compensation subject to Section 409A, the Plan is intended to comply with Section 409A. If any provision herein results in the imposition of an excise tax on any Participant or Beneficiary under Section 409A, such provision will be reformed to the extent necessary to avoid such imposition as the Committee determines is appropriate to comply with Section 409A.

8.10 Forfeiture in Certain Circumstances (“Clawback”). The Committee may, at its sole discretion, terminate any Award of Incentive Compensation (“Award”) if it determines that the recipient of the Award has engaged in material misconduct. For purposes of this Clawback provision, material misconduct includes conduct adversely affecting the Company’s financial condition, results of operations, or conduct which constitutes fraud or theft of Company assets, any of which require the Company to make a restatement of its reported financial statements. The Committee may also specify other conduct requiring the Company to make a restatement of its publicly reported financial statements as constituting material misconduct in future Awards. If any material misconduct results in any error in financial information used in the determination of compensation paid to the recipient of an Award and the effect of such error is to increase the payment amount pursuant to an Award, the Committee may also require the recipient to reimburse the Company for all or a portion of such increase in compensation provided in connection with any such Award. In addition, if there is a material restatement of the Company’s financial statements that affects the financial information used to determine the compensation paid to the recipient of the Award, then the Committee may take whatever action it deems appropriate to adjust such compensation.

ARTICLE IX

AMENDMENT OR DISCONTINUANCE

The Committee may at any time, and from time to time, without the consent of (or liability of the Committee or Employer to) any Participant, amend, revise, suspend, or discontinue the Plan, in whole or in part, subject to any shareholder approval required by law; provided, however, the Committee may not amend the Plan to change the method for determining Incentive Compensation or the Performance Goals under Articles IV and V without the approval of the majority of votes cast by the shareholders of the Company in a separate vote to the extent required by Code Section 162(m).

ARTICLE X

EFFECT OF THE PLAN

Neither the adoption of the Plan, nor any action of the Board or the Committee hereunder, shall be deemed to give any Participant any right to be granted Incentive Compensation hereunder. In addition, nothing contained in the Plan, and no action taken pursuant to its provisions, shall be construed to (a) give any Participant any right to any compensation, except as expressly provided herein; (b) be evidence of any agreement, contract or understanding, express or implied, that any Employer will employ a Participant in any particular position or for any particular duration; (c) give any Participant any right, title, or interest whatsoever in, or to, any assets or investments which the Participant may make to aid it in meeting its obligations hereunder; (d) create a trust or fund of any kind; or (e) create any type of fiduciary relationship between an Employer and a Participant or any other person.

ARTICLE XI

TERM

The Plan shall be effective as of January 1, 2015, contingent upon its approval by the Company’s shareholders in a manner consistent with the shareholder approval requirements of Code Section 162(m).

NOW INC. 7402 NORTH ELDRIDGE PARKWAY HOUSTON, TX 77041	VOTE BY INTERNET - www.proxyvote.com

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		For	Against	Abstain

1A	Terry Bonno		☐	☐	☐

1B	Galen Cobb		☐	☐	☐

1C	James Crandell		☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends you vote FOR proposals 2 and 3:			For	Against	Abstain
2.	Ratification of Appointment of Ernst & Young LLP as Independent Auditors for 2015.		☐	☐	☐
3.	Approval of Compensation of our Named Executive Officers.		☐	☐	☐
The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 year	2 years	3 years	Abstain
4.	Recommend, by non-binding vote, the frequency of the advisory vote on named executive officer compensation.	☐	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain
5.	Approval of the NOW Inc. Executive Officer Annual Incentive Plan.		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date					Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement/10K is/are available at www.proxyvote.com.

NOW INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
ON MAY 27, 2015

The undersigned hereby appoints Daniel Molinaro and Raymond Chang or either of them with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of NOW Inc. to be held on Wednesday, May 27, 2015, and any adjournments thereof, and to vote the shares of stock that the signer would be entitled to vote if personally present as indicated on the reverse side and, at their discretion, on any other matters properly brought before the meeting, and any adjournments thereof, all as set forth in the April 17, 2015 proxy statement.

This proxy is solicited on behalf of the board of directors of NOW Inc. The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted in accordance with the recommendations of the board of directors FOR all director nominees (Proposal 1), FOR the ratification of the independent auditors (Proposal 2), FOR the approval of the compensation of our named executive officers (Proposal 3), FOR the frequency of the advisory vote on named executive officer compensation to be on an annual basis (Proposal 4), and FOR the approval of the NOW Inc. Executive Officer Annual incentive Plan (Proposal 5).

The undersigned acknowledges receipt of the April 17, 2015 Notice of Annual Meeting and the Proxy Statement, which more particularly describes the matters referred to herein.

Continued and to be signed on reverse side